Exhibit 10.1

EQUITY INTEREST TRANSFER CONTRACT

between

CEM INTERNATIONAL (ASIA) PTY., LTD.

(Seller)

and

CHART ASIA INC.

(Buyer)

April 20, 2005

i

	6.3.	Duties in Relation to Conditions or Actions in Sections 4, 5, and 6	18
	6.4.	Fulfillment by a Waiver	18
	6.5.	Failure of Sections 6.1 and 6.2	18

7.	REPRESENTATIONS, WARRANTIES AND COVENANTS		19
	7.1.	Representations and Warranties of the Parties	19
	7.2.	Representations and Warranties of the Seller	19
	7.3.	Further Representations, Warranties and Covenants of the Seller	31
	7.4.	Covenants of the Buyer	35

8.	INVESTMENT CERTIFICATES		35
	8.1.	Issuance of New Certificates	35

9.	CONFIDENTIALITY AND RESTRCTION ON PUBLICITY		35
	9.1.	Confidentiality Obligation of Both Parties	35
	9.2.	Confidentiality Obligation of the Company’s Excluded Employees	36
	9.3.	Exceptions	36
	9.4.	Information	37
	9.5.	Publicity	37
	9.6.	Security Measures	37
	9.7.	Provision of Assistance	38

10.	NON-COMPETITION		38
	10.1.	Prohibited Competition	38
	10.2.	Sales Agent and Distributor	39
	10.3.	Further Acknowledgement	40
	10.4.	Reasonableness	40

11.	TERMINATION		40
	11.1.	Termination	40
	11.2.	Survival After Termination	41

12.	LIMITS ON WARRANTY CLAIMS		41
	12.1.	Exclusion of Claims	41
	12.2.	Time limits for Warranty Claims	42
	12.3.	Small Warranty Claims	42
	12.4.	Maximum amount the Buyer may recover	42
	12.5.	Contingent Warranty Claims	43
	12.6.	Warranty Claims by Third Parties	43
	12.7.	Buyer must Pursue Third Party	44
	12.8.	Benefits Received	44
	12.9.	Mitigation	44

13.	INDEMNIFICATION		44
	13.1.	Indemnification	44
	13.2.	Indemnification by the Seller	44
	13.3.	Maximum Indemnification	46

14.	GOVERNING LAW AND DISPUTE RESOLUTION		46
	14.1.	Governing Law	46
	14.2.	Friendly Consultation	46
	14.3.	Place of Arbitration	47
	14.4.	Arbitration Proceedings	47
	14.5.	Preservation of Rights	47
	14.6	Consent to Jurisdiction	47

15.	NOTICE		47
	15.1.	Delivery of Notice	47

16.	MISCELLANEOUS PROVISIONS		48
	16.1.	Public Announcements and Releases	48
	16.2.	Entire Agreement	48
	16.3.	Appendices	49
	16.4.	Successors and Assigns	49
	16.5.	Waivers	49
	16.6.	Amendments	49
	16.7.	Provisions Severable	49
	16.8.	Counterparts	49
	16.9.	Communications	49
	16.10.	Further Assurances	50
	16.11.	Language	50

Appendices

Appendix I	Asset Purchase Contract

Appendix II	Asset Sale Contract

Appendix III	Consultancy Services Contract

Appendix IV	Distributor Agreement

Appendix V	Excluded Employees

Appendix VI	Lease Agreement

Appendix VII	Technologies and Drawings

Appendix VIII	Excluded Technologies and Drawings

Appendix IX	Purchase Price Calculation

Appendix X	Intercompany Accounts Settlement Procedures

Appendix XI	Examples of Closing Transaction

EQUITY INTEREST TRANSFER CONTRACT

THIS EQUITY INTEREST TRANSFER CONTRACT (this “Contract”) is made this 20th day of April, 2005, between CEM International (Asia) Pty., Ltd., a company organized and existing under the laws of the State of Victoria, Australia, with its principal place of business at 63-65 Maffra Street, Coolaroo, the State of Victoria, Australia, (the “Seller”), and Chart Asia, Inc., a company organized and existing under the laws of Delaware, USA, with its principal place of business at 14101 W. Southcross Drive, Ste. 300, Burnsville MN 55337, USA (the “Buyer”). (The Seller and the Buyer are referred to collectively as the “Parties,” and each individually as a “Party”.)

WHEREAS, the Seller has adopted the articles of association (the “Original Articles of Association”) for the establishment of Changzhou CEM Cryo Equipment Co., Ltd. (the “Company”), a wholly foreign owned enterprise under the laws of the People’s Republic of China (the “PRC” or “China”) with its legal address at No. 128, West End, Pinggang, Qinye Road, Changzhou City, Jiangsu Province, PRC;

WHEREAS, pursuant to the Original Articles of Association, the Seller owns 100% equity interest in the registered capital of the Company;

WHEREAS, the Seller wishes to transfer to the Buyer and the Buyer wishes to accept from the Seller the Seller’s entire equity interest in the registered capital of the Company (the “Seller’s Entire Interest”) on the terms and conditions set forth in this Contract;

WHEREAS, upon the sale and transfer of the Seller’s Entire Interest in the Company to the Buyer, the Buyer shall own one hundred percent (100%) equity interest in the registered capital of the Company; and

WHEREAS, the Buyer will amend and restate the Original Articles of Association of the Company to reflect the transactions contemplated in this Contract (the “Amended and Restated Articles of Association”).

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	GENERAL PROVISIONS

1.1.	Definitions. In this Contract, the following words and expressions have the following meanings:

“Affiliate” means any person that directly or indirectly controls or is controlled by or is under common control with the other person. “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of registered capital or voting securities, by contract or otherwise, and includes, without limitation (i) ownership directly or indirectly of 50% or more of the shares in issue, registered capital or other equity interests of such person, (ii) ownership, directly or indirectly of 50% or more of the voting power of such person or (iii) the power directly or indirectly to appoint a majority of the members of the board of directors or similar governing body of such person, and the terms “controlled” and “controlling” shall have correlative meanings.

“Asset Purchase Contract” means an asset purchase contract to be entered into between CEM Special and the Company on the Closing Date (as defined in Section 3.4), pursuant to which CEM Special shall purchase from the Company’s certain assets, in the form of attached hereto as Appendix I.

“Asset Sale Contract” means an asset sale contract to be entered into between CEM Special and the Company on the Closing Date, pursuant to which CEM Special shall transfer to the Company certain CEM Special’s assets, in the form of attached hereto as Appendix II.

“Best Knowledge” means the best knowledge of the officers or principals of a Party, based upon reasonable investigation.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the PRC, the United States of America, and the State of Victoria, Australia are required or authorized by law or executive order to be closed.

“CEM International” means CEM International Pty., Ltd., a company incorporated in Australia, which owns 100% interest in the Seller.

“CEM Special” means CEM (Changzhou) Special Equipment Co., Ltd., a wholly foreign owned enterprise established under PRC law in Changzhou, China.

“Closing” means that the completion of the sale and purchase of the Seller’s Entire Interest on the Closing Date in accordance with Section 6 herein.

“Closing Balance Sheet” means a balance sheet statement of the Company as of the Closing Date, which is part of the Closing Financial Statements.

“Closing Financial Statements” mean the financial statements of the Company ended or as of the Closing Date, as the case may be, including, without limitation, the balance sheet, income and cash flow statements of the Company, which shall be prepared in accordance with the GAAP of the PRC.

“Consultancy Services Contract” means a consultancy services contract to be entered into between CEM Special and the Company on the Closing Date, pursuant to which CEM Special shall provide certain services to the Company and second its employee, Mr. Jianwei Wu, to the Company in order to provide the services, in the form of attached hereto as Appendix III.

“Cryogenic” means temperatures lower than minus 145 degrees centigrade.

“Disclosure Material” means the written material relating to the Company and the business that has been disclosed to the Buyer or its advisers by or on behalf of the Seller on or before the Effective Date, whether as part of the Buyer’s due diligence investigation or otherwise.

“Distributor Agreement” means a sales agent and distributor agreement to be entered into between CEM International and the Buyer on the Closing Date, pursuant to which CEM International shall act as the Buyer’s sales agent and distributor in Australia and New Zealand for sales and distribution of certain products of the Buyer and the Company, in the form of attached hereto as Appendix IV.

“EBITDA” means earnings of the Company before interest, tax, depreciation and amortization.

“E&Y” means Ernst & Young Transactions Limited, an independent international accounting firm.

“Encumbrance” means an interest or power that (i) is reserved in or over an interest in an asset, including any retention of title; (ii) is created or arising in or over an interest in an asset under a bill of sale, mortgage, charge, lien, pledge, hypothecation, preferential right, trust or other similar instrument, device or power, or any other adverse right, title or interest of any nature, by way of security for the payment of a debt or the performance of any other obligation; and (iii) includes any agreement or arrangement (whether legally binding or not) to grant or create any of the above.

“Excluded Employees” mean the employees, including Mr. Jianwei Wu, whose employment relationships with the Company shall be terminated before the Closing Date, details of whom are attached hereto as Appendix V.

“GAAP” means the generally accepted accounting principles of the PRC.

“Intellectual Property Rights” mean all present and future intellectual and industrial property rights conferred by any law, including, without limitation, (i) patents, designs, copyright, rights in circuit layouts, plant breeder’s rights, trade marks, know how, brand names, domain names, inventions, moral rights, product names, trade secrets, the right to have confidential information kept confidential and other results of intellectual effort in the scientific, technological, bio-technological, industrial and commercial fields, whether or not registered or capable of registration; and (ii) any application or right to apply for registration of any of those rights; and (iii) all renewals and extensions of these rights.

“Lease Agreement” means a lease agreement to be entered into between the Company and CEM Special on the Closing Date, pursuant to which CEM Special shall lease certain land use rights, buildings and apartments to the Company, in the form of attached hereto as Appendix VI.

“Purchased Assets” mean the assets identified by the Buyer and to be transferred from CEM Special to the Company in accordance with the Asset Sale Contract.

“Records” mean all original and copy records, documents, books, files, reports, accounts, plans, correspondence, letters and papers of every description and other material regardless of their form or medium belonging or relating to or used by the Company including certificates of incorporation, minute books, statutory books and registers, books of account, tax returns, title deeds and other documents of title, customer lists, price lists, computer programs and software, and trading and financial records.

“Renminbi” or “RMB” means the lawful currency of China.

“Technology Valuation Agreement” means a technology valuation agreement dated September 15, 1995 between the Seller and Changzhou Energy Equipment Works pursuant to which the Seller contributed the Technologies and Drawings to the registered capital of the Company.

“US$” or “United States Dollar” means the lawful currency of the United States of America.

“Warranty Claim” means any claim by the Buyer (or any person making a claim through or on behalf of the Buyer) against the Seller for breach of any of the Seller’s warranties in Section 7 or under the indemnity in Section 13.

“ZhongQi Branch” means the branch office of ZhongQi Business located at Wu Xing Town, Pinggang Village (South of Qinye Road).

“ZhongQi Business” means ZhongQi Business Auto Co., Ltd, a company established under PRC law.

1.2.	Terms Defined Elsewhere in this Contract. The following terms are defined in this Contract as follows:

“Affiliate Agreements”	Section 4.6(b)
“Amended and Restated Articles of Association”	Preamble
“Arbitration Center”	Section 14.3
“Board of Directors” or “Board”	Section 4.1
“Buyer”	Preamble
“Caojia Factory Buildings”	Section 7.3(o)
“Certified Balance Sheet”	Section 7.2(x)
“Certified Balance Sheet Date”	Section 7.2(x)
“Certified Financial Statements”	Section 7.2(x)
“China” or “PRC”	Preamble
“China Field of Interest”	Section 10.1(b)
“Claims”	Section 7.2(dd)
“Closing Date”	Section 3.4
“Company”	Preamble
“Contract”	Preamble
“Deposit Amount”	Section 3.1(a)
“Design License”	Section 7.2(d)
“Effective Date”	Section 5.1
“Examination and Approval Authority”	Section 4.4

“Field of Interest”	Section 10.1
“Governmental Bodies”	Section 7.2(cc)
“Guanda”	Section 7.3(o)
“Guanda Workshop Rent Agreement”	Section 7.3(o)
“Hazardous Materials”	Section 7.2(uu)
“Indemnified Party”	Section 13.1
“Indemnifying Party”	Section 13.1
“Information”	Section 9.4
“Insurance Contract”	Section 7.2(mm)
“Laws”	Section 7.2(cc)
“Liabilities”	Section 7.2(aa)
“Manufacturing License”	Section 7.2(d)
“Orders”	Section 7.2(cc)
“Original Articles of Association”	Preamble
“Outstanding Receivables”	Section 7.3(p)
“Outstanding Warranty Obligations”	Section 7.3(e)
“Overdue Taxes”	Section 7.3(m)(ii)
“Parties”	Preamble
“Party”	Preamble
“Permits”	Section 7.2(ff)
“Permitted Person”	Section 4.6(e)
“Purchase Price”	Section 3.1
“Remaining Deposit Amount”	Section 3.1(a)
“Remaining Purchase Price”	Section 3.1(a)
“Restricted Term”	Section 10.1
“SAIC”	Section 4.5
“Seller”	Preamble
“Seller’s Entire Interest”	Preamble
“SGAQCIQ”	Section 7.2(d)
“Tax” or “Taxes”	Section 7.2(gg)
“Technologies and Drawings”	Section 7.2(o)
“Third Party”	Section 12.6
“Third Party Claim”	Section 12.6
“Undistributed Profits”	Section 7.3(j)
“Worldwide Field of Interest”	Section 10.1(a)
“Xinfeng Village Committee”	Section 7.3(o)
“Xinfeng Workshop Rent Agreement”	Section 7.3(o)
“Yunxiang Factory Buildings”	Section 7.3(o)

1.3.	Headings. The headings in this Contract are inserted for convenience only and shall not affect the construction of this Contract.

1.4.	Singular and Plural. Words importing the singular also include the plural and vice versa where the context requires. Words importing the masculine also include other genders where the context requires.

2. TRANSFER OF REGISTERED CAPITAL

2.1.	Transfer of Equity Interest. Subject to the terms and conditions of this Contract, and for the consideration set forth in Section 3, on the Closing Date, the Seller shall transfer to the Buyer, and the Buyer shall purchase from the Seller the Seller’s Entire Interest, being 100% of the registered capital of the Company.

2.2.	Ownership. Upon the transfer to the Buyer of the Seller’s Entire Interest in the registered capital of the Company, the Buyer shall own one hundred percent (100%) equity interest in the registered capital of the Company.

2.3.	Transfer of Equity Interest Free of Encumbrances. The Seller shall transfer to the Buyer in accordance with this Contract, free from any Encumbrances, the Seller’s Entire Interest together with any and all benefits and rights including, without limitation, dividend or voting rights attached or accrued to them on or after the Effective Date, and undistributed profits rights attached or accrued to them before, on or after the Effective Date.

3. PURCHASE PRICE AND PAYMENT

3.1.	Purchase Price. Subject to the terms and conditions of this Contract, the total purchase price to be paid by the Buyer to the Seller shall be United States Dollars Eleven Million Five Hundred Nineteen Thousand Five Hundred and Ninety (US$11,519,590) (the “Purchase Price”), the calculation of which is attached hereto as Appendix IX. Further, the Parties agree that:

(a)	fifty percent (50%) of the Purchase Price that is United States Dollars Five Million Seven Hundred Fifty-Nine Thousand Seven Hundred and Ninety-Five (US$5,759,795) shall be deposited by the Buyer on the Effective Date in an interest-bearing bank account opened with the Hong Kong Shanghai Banking Corporation in Hong Kong and held by it as an escrow account (the “Deposit Amount”). The Deposit Amount shall include a five percent (5%) of the Purchase Price that is deposited with the purpose of ensuring any shortfall that is more than Renminbi 119,000 as a result of failing to collect accounts receivables purchased from the Seller during the 180-day period that commences from the Closing Date in accordance with Section 7.3(p). The Buyer shall pay such five percent (5%) of the Purchase Price to the Seller within five (5) Business Days after expiration of such 180-day period if the event of the shortfalls as set forth in this Section 3.1(a) does not occur. Subject to Section 6 of this Contract, the remaining Deposit Amount being forty-five percent (45%) of the Purchase Price held by the Hong Kong Shanghai Banking Corporation (the “Remaining Deposit Amount”) will be paid to the Seller together with any interest accrued thereon on the Closing Date in accordance with the escrow arrangements with the Hong Kong Shanghai Banking Corporation, and the other fifty percent (50%) of the Purchase Price being United States Dollars Five Million Seven Hundred Fifty-Nine Thousand Seven Hundred and Ninety-Five (US$5,759,795) (the “Remaining Purchase Price”) will be paid by the Buyer to the Seller on the Closing Date; and

(b)	the calculation of the adjustment of the Purchase Price is set forth in Appendix IX hereto. The Seller covenants that the amount of the net assets in the Company on the Closing Date will not be less than the amount of the net assets as set forth in the Certified Balance Sheet at December 31, 2004, and if the amount of the net assets in the Company on the Closing Date is, after taking into account the profit under Section 3.1 (c), less than the amount of the net assets as set forth in the Closing Balance Sheet, then the Seller covenants that it shall make up the shortfall; and

(c)	the Seller agrees that the Purchase Price shall be reduced by an amount equal to the profit of CEM Special from January 1, 2005 to the Closing Date. The Seller shall pay such an amount to the Buyer within 30 days after the Closing Date by wire transfer to the bank account designated by the Buyer in writing, unless CEM Special has incurred a loss during the same period as set forth above, then there will be no reduction in the Purchase Price.

3.2.	Fair Consideration. The Parties acknowledge and agree that the Purchase Price pursuant to Section 3.1 constitutes fair and equitable consideration for the transfer of the Seller’s Entire Interest and any and all obligations to be performed by the Seller hereunder, including, without limitation, the non-competition obligations as set forth in Section 10.

3.3.	Fees and Expenses. All taxes, fees and expenses that may be imposed in the PRC by PRC government authorities in connection with the transactions contemplated hereby shall be the sole responsibility of the Party required by officially published laws and regulations of the PRC to bear such taxes, fees and expenses, and if one Party has paid any taxes, fees or expenses required to be paid by the other Party according to such laws and regulations, the Party required to pay such taxes, fees or expenses shall promptly reimburse the other Party after receipt of notice thereof from such Party. All charges incurred in connection with the payment of the Purchase Price shall be borne by the Buyer and all charges incurred in connection with the receipt of the Purchase Price from the Buyer shall be borne by the Seller.

3.4.	Payment of the Purchase Price. The Buyer shall pay the Deposit Amount to an interest-bearing bank account opened with the Hong Kong Shanghai Banking Corporation on the Effective Date, and the Buyer shall pay the Remaining Purchase Price to the Seller on a date no later than ten (10) Business Days after the Effective Date or on such date as may otherwise be agreed to in writing by the Parties hereto (either such date, the “Closing Date”).

3.5.	Payment Method and Currency. Subject to Sections 3.1 and 3.4, the Remaining Deposit Amount shall be paid by the Hong Kong Shanghai Banking Corporation to the Seller on the Closing Date by wire transfer to the bank account designated by the Seller in writing. The Buyer shall pay the Remaining Purchase Price to the Seller on the Closing Date by wire transfer to the bank account designated by the Seller in writing. The Buyer shall pay the Purchase Price in United States Dollars.

4. ACTIONS TO BE TAKEN PRIOR TO CLOSING

4.1.	Board Approval. Promptly after the execution of this Contract, the Seller shall cause its members appointed by it on the board of directors of the Company (the “Board of Directors” or the “Board”) unanimously to adopt a resolution approving this Contract (including all appendices hereto), the transfer of the Seller’s Entire Interest in the Company pursuant to this Contract, and the amendment and restatement of the Original Articles of Association contemplated hereby.

4.2.	Approval of the Transfer by the Seller. Promptly after the execution of this Contract, the Seller shall obtain all internal approvals of the Sellers for this Contract and the transfer of the Seller’s Entire Interest pursuant to this Contract.

4.3.	Approval of the Transfer by the Buyer. Promptly after the execution of this Contract, the Buyer will use all commercially reasonable efforts to obtain all necessary approvals of the Buyer for the Contract and the acquisition of the Seller’s Entire Interest pursuant to this Contract, including, without limitation, approval of Chart Industry Inc.’s board of directors and the consent of the senior lenders for both the Term Loan or the Revolver Credit Agreement.

4.4.	Application for Approvals. Promptly after the execution of this Contract, the Board’s approval of the matters set forth in Section 4.1 and the approvals of the matters set forth in Sections 4.2 and 4.3, the Seller shall, and the Seller shall cause the Company to, apply to the Company’s original examination and approval authority (the “Examination and Approval Authority”) for approval of this Contract, the transfer of the Seller’s Entire Interest and the Amended and Restated Articles of Association.

4.5.	Amendment of Business License. After the approvals of the Examination and Approval Authority for the transfer of the Seller’s Entire Interest and this Contract are obtained, the Parties shall promptly cause the Company to handle the procedures for the modification of its registration with the relevant local State Administration for Industry and Commerce (“SAIC”) and the amendment of the Company’s business license to reflect the matters set forth herein.

4.6.	Covenants regarding Conduct of the Business to the Closing Date. From the date of this Contract until the Closing Date, the Seller covenants that:

(a)	except as contemplated by this Contract, the Seller shall, and the Seller shall cause the Company to, refrain from taking any action that would cause any significant corporate action to be taken by the Company, without receiving the prior written consent of the Buyer, which consent must not be unreasonably withheld;

(b)	the Seller shall not itself, nor shall it permit any of its Affiliates to, amend, supplement or otherwise modify any contracts, agreements and commitments or understandings, in each case written or oral, relating to the Company, its business or assets to which the Seller or any of its respective Affiliates is a party or by which any of them are bound (the “Affiliate Agreements”), nor will any of them enter into any additional contract, agreement, commitment or understanding obligating them to the Company, or obligating the Company to them, without receiving the prior written consent of the Buyer;

(c)	the Seller shall not, and the Seller shall cause the Company not to, acquire, merge with, or consolidate with, or agree to acquire, merge with, or consolidate with, any business entity, or amend its articles of association (or similar corporate documents), without the prior written consent of the Buyer, which consent must not be unreasonably withheld;

(d)	the Seller shall, and the Seller shall cause the Company to, promptly advise the Buyer of the occurrence of any event or condition that materially and adversely affects the transactions contemplated by this Contract or the assets or business of the Company or the imposition of any lien, pledge, or encumbrance on any of the Seller’s equity interest in the Company;

(e)	the Seller shall, and the Seller shall cause the Company to give the Buyer and any person who has the Buyer’s written authority (“Permitted Person”), during business hours and consistent with the normal operation of its business, access to the locations owned by the Company and to the documents, books and Records relating to the business of the Company, to the extent necessary to enable the Buyer to make a thorough investigation of the business, to make a physical examination of the Company’s assets and business, to conduct environmental examinations and to examine its documents, books and records;

(f)	the Seller shall, and the Seller shall cause the Company to, give the Buyer and any Permitted Person access during normal business hours to any premises at which the Company carries on its business or activities, allow the Buyer and any Permitted Person to observe the conduct of the business and activities of the Company, supply to the Buyer and such Permitted Person any information or document in its possession or control reasonably requested by the Buyer concerning the Company or its business, assist the Buyer and such Permitted Person, at the Buyer’s request, in gaining knowledge with respect to the Company and its affairs and business, and allow the Buyer and such Permitted Person to investigate the truthfulness and accuracy of the Seller’s representations and warranties set forth in Section 7;

(g)	the Seller shall, and the Seller shall cause the Company to, use its respective best efforts to obtain all consents, approvals and waivers required to permit the transactions contemplated by this Contract, including without limitation, the consents and approvals of the Examination and Approval Authority and other relevant and necessary governmental authorities;

(h)	the Seller shall, and the Seller shall cause the Company to, use its respective best efforts to cause the conditions set forth in Sections 4, 5 and 6 to be satisfied on or prior to the Effective Date or the Closing Date as specified in that section, and shall not take any other action inconsistent with its obligations hereunder or that could hinder or delay the consummation of the transactions contemplated by this Contract; and

(i)	the Seller shall discontinue and refrain from any negotiations, discussions, or communications with any persons or entities other than the Buyer relating to the possible acquisition of the Seller’s Entire Interest or the business or any assets of the Company. The Seller shall not solicit, directly or indirectly, offers from any persons or entities other than the Buyer relating to the possible acquisition of the Seller’s Entire Interest or the business or assets of the Company, and the Seller shall not provide to any persons or entities other than the Buyer access to the Company’s properties, books, Records, financial statements, contracts and documents.

4.7.	Covenants regarding Operation of the Company. Between the execution date of this Contract and the Closing Date, the Seller covenants that the Seller shall cause the Company to operate its business in the ordinary course of business and consistent with past procedures heretofore followed in connection with such operation and otherwise in a commercially reasonable manner and in compliance with this Contract. Without limiting the foregoing:

(a)	the Seller agrees that it shall not, and it shall not permit the Company to, without the prior written approval of the Buyer:

(i)	enter into or consent to the entering into of any contract binding on the Company, except in the ordinary course of business operations of the Company;

(ii)	modify or extend, renew or terminate, any contract binding on the Company (including contracts evidencing, securing and otherwise relating to indebtedness of the Company), except otherwise expressly set forth in this Contract, or except in the ordinary course of business operations of the Company;

(iii)	incur any additional indebtedness, or enter into any agreement that would constitute an Encumbrance on, otherwise mortgage or encumber, the Company or its assets;

(iv)	dispose of , agree to dispose of, or otherwise transfer the Company or its assets, except otherwise expressly set forth in this Contract;

(v)	engage any new employees, terminate the employment of any employees or alter the terms of employment of any employee, except otherwise expressly set forth in this Contract; and

(vi)	declare or pay any dividend.

(b)	the Seller shall cause the Company to:

(i)	uses its best efforts to maintain the profitability and value of the Company’s business, and protect and maintain each of its assets; and

(ii)	keep and perform in all material respects all of the material obligations to be performed by the Company under all existing contracts.

4.8.	Covenants regarding Settlement of Accounts and Debts before the Effective Date. The Seller covenants that it shall cause the Company to, before the Effective Date, to collect payments owned in full from, or make payments owed in full to the Seller or its Affiliates (other than CEM Special), or otherwise fully settle any and all accounts arising or accruing as a result of any outstanding debts, transactions and dealings with the Seller or any of the Seller’s Affiliates (other than CEM Special). The Seller also covenants that it shall cause the Company to, before the Effective Date, fully settle any and all outstanding debts including any interests accrued thereon owed by the Company to any third parties including, without limitation, the loans borrowed by the Company under the loan contract dated July 30, 2004 between the Company and the Bank of Communications Changzhou Branch, Guanghua Street Sub-Branch, the loans borrowed by the Company under a banking facility letter dated June 13, 2002 issued by Australia and New Zealand Banking Group Limited, Shanghai Branch, and the loans borrowed by the Company under a banking facility letter dated June 18, 2004 issued by Australia and New Zealand Banking Group Limited, Shanghai Branch, except for outstanding debts owed by the Company or owed to the Company as a result of trade credits extended by, or extended to, suppliers and customers of the Company other than the Seller or its Affiliates, in the ordinary course of the business operations of the Company. The Seller covenants that it shall cause the Company to, before the Effective Date, fully pay off any and all outstanding loans borrowed by the Company and owed to the Bank of Communications Changzhou Branch, Guanghua Street Sub-Branch pursuant to the loan contract dated July 30, 2004 between the Company and the Bank of Communications Changzhou Branch, Guanghua Street Sub-Branch. The Seller covenants that it shall cause the Company to fully transfer to CEM Special, and that it shall cause CEM Special to fully accept the transfer of, before the Effective Date, any and all outstanding loans borrowed by the Company under a banking facility letter dated June 13, 2002 issued by Australia and New Zealand Banking Group Limited, Shanghai Branch, and borrowed by the Company under a banking facility letter dated June 18, 2004 issued by Australia and New Zealand Banking Group Limited, Shanghai Branch. The Seller represents and warrants, and it shall cause the Company to represent and warrant, as of the Effective Date, that the Company shall have obtained the consent from Australia and New Zealand Banking Group Limited, Shanghai Branch to the transfer from the Company to CEM Special of any and all loans borrowed by the Company from such bank. The Seller covenants that it shall provide to the Buyer on and before the Effective Date evidence proving such consent of Australia and New Zealand Banking Group Limited, Shanghai Branch and the successful transfer from the Company to CEM Special of all the loans borrowed by the Company from such bank.

4.9.	Release of Security Interest. Further to Section 4.8, after the Company has paid off all loans owed to the Bank of Communications Changzhou Branch, Guanghua Street Sub-Branch before the Effective Date, the Seller covenants that it shall cause the Company to use its best efforts to handle the registration procedures with the relevant land and building authorities so as to lift the security interest, which was granted to such bank, over the land use rights and buildings owned by the Company before the Effective Date.

4.10.	Customers Visits. The Seller covenants to the Buyer that the Seller shall, and the Seller shall cause the Company to, before the Closing Date, introduce the Buyer or its authorized representatives to the Company’s three customers, and arrange for meetings between the Buyer or its authorized representatives and these three customers. The three customers are Praxair, Linde and Air Liquide.

4.11.	Meeting ZhongQi Business. The Seller covenants to the Buyer that the Seller shall, and the Seller shall cause the Company to, before the Closing Date, introduce the Buyer to the management of ZhongQi Business, and arrange for meetings between the Buyer and the management of ZhongQi Business.

4.12.	Termination of Employees. The Seller covenants that it shall cause the Company before the Closing Date to terminate the employment relationship between the Company and the Excluded Employees of the Company. After the termination, CEM Special will hire such Excluded Employees. In connection with the termination of the Excluded Employees set forth in this Section 4.12, the Seller covenants that it shall, and it shall cause the Company to, before the Closing Date, fully settle the payment of any amount due to the Excluded Employees before the Closing Date upon the termination of their employment relationship with the Company, whether arising under any agreement, any legislation, any award, or otherwise, in respect of accrued salary, wages, holiday pay and sick leave, accrued entitlements to long service leave, and any other remuneration or entitlement arising out of employment or its termination with the Company before the termination date.

4.13.	Audit the Accounts. The Seller covenants that it shall cause the Company to audit the financial statements as set forth and in connection with Section 7.2(x) below, and deliver such audited financial statements to the Buyer no later than the Closing Date.

4.14.	Preparation of the Closing Financial Statements. The Buyer covenants that it shall cause the Company to prepare the Closing Financial Statements in accordance with the GAAP of the PRC, and have the Closing Financial Statements audited within 25 days after the Closing Date.

4.15.	Meetings and Operations. In addition to any other rights that the Buyer have under this Contract, after the Effective Date, the Buyer shall have the right to attend any meetings of the Company and to attend to all matters in relation to the business operations of the Company, and the Seller shall, and the Seller shall cause the Company to, take any or all actions as the Buyer may reasonably require from time to time, and render full cooperation and support to the Buyer so as to effectuate the Buyer’s rights under this Section 4.15.

4.16.	Technologies and Drawings. Subject to Section 7.2(o), the Seller covenants that it shall, and it shall cause the Company to, before the Effective Date, handle any and all registration formalities in respect of the ownership of all the Technologies and Drawings (as defined in Section 7.2(o)) with the relevant governmental authorities or any other agencies in order that the Company shall be the sole registered owner of all the Technologies and Drawings.

4.17.	Audit CEM Special’s Accounts. The Seller covenants that it shall cause CEM Special to audit CEM Special’s financial statements including, without limitation, its balance sheet statement, its cash flow statement and its income statement, as of or ended at the Closing Date, as the case may be, by CEM Special’s auditor that is an independent certified public accountants registered in China in accordance with the GAAP of the PRC, and that it shall, and it shall cause CEM Special to, deliver such audited financial statements to the Buyer within 25 days after the Closing Date. The Seller covenants that it shall, and it shall cause CEM Special to, settle accounts between the Company and CEM Special at the Closing in accordance with the provisions as set forth in Appendices X and XI. As part of the settlement of accounts between the Company and CEM Special, the Seller covenants that it shall cause CEM Special to transfer CEM Special’s current assets, current liabilities and its current customers’ accounts to the Company.

5. EFFECTIVENESS

5.1.	Effective Date. This Contract shall become effective on the date (the “Effective Date”) upon which all of the following conditions have been fulfilled unless any such condition is waived by the Seller or the Buyer, as the case may be:

(a)	this Contract shall have been executed by the authorized representatives of the Parties;

(b)	the approvals contemplated in Sections 4.1, 4.2, 4.3 and 4.4 above have been obtained, and the amended business license of the Company has been issued as contemplated by Section 4.5 above, in such form and substance acceptable to the Buyer;

(c)	the new approval certificate with respect to the transfer of the Seller’s Entire Interest from the Seller to the Buyer has been issued by the Examination and Approval Authority;

(d)	certificates in form and substance satisfactory to the Buyer shall have been issued to the Company by each of the SAIC and any and all other relevant and necessary governmental authorities evidencing that the Company has complied with all regulations regarding annual inspection or audits or tax filing, or that any necessary fines that may have been imposed on the Company have been paid in full by the Company;

(e)	the Seller’s representations and warranties made in this Contract are true in all material respects;

(f)	the Seller shall have performed and complied in all material respects with all of its obligations under this Contract that are to be performed or complied with by it prior to the Effective Date, and the Seller is not otherwise in default in any material respect under any of the provisions of this Contract;

(g)	no litigation, proceeding, investigation, or inquiry is pending or threatened which, if sustained, would hinder or prevent the consummation of the transactions contemplated by this Contract or would materially and adversely affect the Buyer’s right to carry on the business of the Company as presently conducted;

(h)	the Seller shall have delivered to the Buyer copies of resolutions adopted by the Board of Directors and sole shareholder of the Company, certified as of the Effective Date by an authorized signatory of the Seller, approving the execution and delivery of this Contract and the performance by the Seller of its obligations under this Contract;

(i)	subject to Section 4.6(b), the Buyer shall be entitled to determine certain Affiliate Agreements to be terminated. If the Buyer so determines, each of such certain Affiliate Agreements shall have been terminated. Such termination shall include waivers and releases by the parties thereto of all claims against the Company for moneys, services or other obligations due or arising under the terms of such agreements, and shall be in form and substance satisfactory to the Buyer;

(j)	the Seller shall, and the Seller shall have caused the Company to, have settled in full any and all accounts between the Company and the Seller, or between the Company and the Seller’s Affiliate in accordance with Section 4.8, have fully paid off or fully transferred any outstanding debts, as the case may be, owed by the Company to the banks, or any third parties in accordance with any loan contracts, loan facility letters or agreements as set forth in Section 4.8; and have lifted the security interest over the land use rights and buildings as set forth in Section 4.9;

(k)	the Seller shall, and the Seller shall have caused the Company to, have registered the ownership of or any other rights, titles and interests in the Technologies and Drawings under the name of the Company with the relevant governmental authorities and any other agencies in order to warrant the full and complete ownership of or any other rights, titles and interests in the Technologies and Drawings under the name of the Company without any Encumbrances, as the result that the Company is the sole registered owner of all the Technologies and Drawings; and

(l)	effective as of the Effective Date, the Original Articles of Association shall be amended and restated in its entirety in accordance with the form and substance satisfactory to the Buyer and in conjunction with the Closing of the transaction contemplated hereunder between the Parties. The Seller is not a signatory or party to the Amended and Restated Articles of Association.

6. CLOSING DATE

6.1.	Conditions in Connection with the Seller. On or before the dates specified in this Section 6.1, the Seller shall have fulfilled all of the following conditions unless any such condition set forth in this Section 6.1 is waived by the Buyer, against delivery to it of the Purchase Price by the Buyer:

(a)	Resignations. On or before the Closing Date, the Seller shall have executed and delivered to the Buyer written resignations in form and substance satisfactory to the Buyer of all directors and other appointed positions held by appointees or nominees of the Seller with the Company.

(b)	Officer’s Certificate. On the Closing Date, the Seller shall have executed and delivered to the Buyer a certificate of an authorized signatory of the Seller to the effect that:

(i)	the Seller’s representations and warranties made in this Contract are true in all material respects as of the Closing Date;

(ii)	the Seller shall have performed and complied in all material respects with all of its obligations under this Contract that are to be performed or complied with by it prior to the Closing Date, and the Seller is not otherwise in default in any material respect under any of the provisions of this Contract, as of the Closing Date; and

(iii)	no litigation, proceeding, investigation, or inquiry is pending or threatened which, if sustained, would hinder or prevent the consummation of the transactions contemplated by this Contract or would materially and adversely affect the Buyer’s right to carry on the business of the Company as presently conducted.

(c)	Delivery of Documents. On or before the Closing Date, the Seller shall, and the Seller shall cause the Company to, have executed and delivered to the Buyer:

(i)	any consents, waivers or documents necessary to evidence to the Buyer’s satisfaction that each of the conditions has been and remains fulfilled or waived under Sections 4, 5 and 6;

(ii)	the constitution, certificate of incorporation or registration (including any certificate of incorporation or registration on change of name), common seal (if any), all statutory registers, minute books and other Records of directors’ and shareholders’ meetings of the Company in proper order and condition, fully entered up to the Closing Date and otherwise complying with all requirements under any law;

(iii)	all cheque books, financial and accounting books and Records, copies of any tax returns lodged and assessments issued under any tax laws or regulations, fringe benefits tax returns, business activity statements, land use rights fee Records, mortgages, leases, agreements, insurance policies, title documents, licenses, certificates and all other Records of the Company;

(iv)	a duly completed authority for the alteration of the signatories of every bank account of the Company in the manner required by the Buyer; and

(v)	all current permits, licenses and other documents issued to the Company under any law relating to its business activities;

(d)	Execution of Certain Contracts.

(i)	On the Closing Date, the Seller shall have caused CEM Special to have executed with the Company and delivered to the Company the Lease Agreement attached hereto as Appendix VI;

(ii)	On the Closing Date, the Distributor Agreement attached hereto as Appendix IV shall have been executed and delivered between the parties thereof ;

(iii)	On the Closing Date, the Seller shall have caused CEM Special to have executed with the Company and delivered to the Company the Asset Sale Contract attached hereto as Appendix II;

(iv)	On the Closing Date, the Seller shall have caused CEM Special to have executed with the Company and delivered to the Company the Consultancy Services Contract attached hereto as Appendix III; and

(v)	On the Closing Date, the Seller shall have caused CEM Special to have executed with the Company and delivered to the Company the Asset Purchase Contract attached hereto as Appendix I; .

(e)	Other Conditions. On or before the Closing Date,

(i)	the Seller shall have introduced the Buyer to the Company’s three customers, Praxair, Linde and Air Liquide, the Seller shall have arranged for meetings between the Buyer and each of Praxair, Linde and Air Liquide, and the Buyer will have actually met each of Praxair, Linde and Air Liquide;

(ii)	the Seller shall have introduced the Buyer to the management of ZhongQi Business, and arranged for meetings between the Buyer and the management of ZhongQi Business, and the Buyer will have actually met the management of ZhongQi Business;.

(iii)	the Seller shall, and it shall have caused the Company to, before the Closing Date, have gone with the authorized representative(s) of the Buyer in writing to all the banks that the Company maintains bank accounts, have duly amended any and all signature registers of any management personnel of the Company appointed by the Seller with such banks in order to invalidate such signature registers, have replaced them with the signature registers of the management personnel appointed by the Buyer, and have turned to the Buyer any and all chops of the Company, whether with the corporate name of the Company or with the name of any individuals, which have the power of authorization of the business operations of the Company or access to the above bank accounts, including, without limitation, the Company chop, the chop for the chief executive officer and the chop for the chief financial officer;

(iv)	the Seller shall have delivered to the Buyer a letter executed under seal by each resigning director or officer of the Company acknowledging that he or she has no claim of any kind or nature against the Company or the Buyer for breach of contract, loss of office, redundancy, unfair dismissal, compensation, payment or repayment of loans; and

(v)	the Seller shall, and it shall have caused the Company to, have done all other acts and executed all other documents that this Contract requires the Seller to do, or execute and deliver.

6.2.	Payment of the Purchase Price by the Buyer. Upon the fulfillment of the conditions set forth in Section 6.1, on the Closing Date, the Buyer shall do the following:

(a)	pay to the Seller the remaining fifty percent (50%) of the Purchase Price, or that part of the Purchase Price as is required to be paid on the Closing Date in accordance with Section 3;

(b)	execute and deliver the Distributor Agreement; and

(c)	do all other acts and execute all other documents that this Contract requires the Buyer to do, or execute and deliver on the Closing Date.

6.3.	Duties in relation to Conditions or Actions in Sections 4, 5, and 6. Each Party shall use its best efforts to ensure that the conditions, actions, approvals, documents, contracts, or agreements referred to in Sections 4, 5, and 6 are fulfilled or waived, taken, obtained, and executed and delivered, as the case may be, on or before the date specified in those Sections. Each party shall supply the other Party with copies of all applications made and documents supplied for the purpose of fulfilling any conditions, taking any actions, obtaining any approvals, and executing and delivering any documents, contracts or agreements as set forth in Sections 4, 5, and 6. Each Party shall not take any actions that would, or would be likely to, prevent or hinder the fulfillment of any conditions, taking of any actions, obtaining of any approvals, and execution and delivery of any documents, contracts or agreements as contemplated under Sections 4, 5, and 6. Each Party shall, within two (2) Business Days of such a Party becoming aware that a condition set forth in Sections 4 and 5, has been fulfilled, notify the other Party in writing of that fact.

6.4.	Fulfillment by a Waiver. A Party may waive a condition set forth in Sections 4 and 5, but only to the extent set out in the waiver:

(a)	where the condition is for the benefit of such Party, if such Party gives a written notice of waiver of the condition to the other Party; or

(b)	otherwise, if the Seller and the Buyer agree in writing to waive the condition.

6.5.	Failure of Sections 6.1 and 6.2. The Closing is conditional on, and will not be taken to have occurred until both the Buyer and the Seller have complied with all of their respective obligations under Sections 6.1 and 6.2. If either the Seller or the Buyer fails to fully comply with its respective obligations under Sections 6.1 and 6.2, without prejudice to any other rights either Party may have in respect of that failure, then each Party shall:

(a)	return to the other Party all documents delivered to it under this Section 6; and

(b)	repay to the other Party all payments received by it under this Section 6.

7. REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1.	Representations and Warranties of the Parties. Each Party represents and warrants, severally and not jointly, to the other Party, as of the date hereof, the Effective Date and the Closing Date, that:

(a)	such Party has the full power and authority to enter into, execute and deliver this Contract and to perform the transactions contemplated hereby and such Party is duly incorporated or organized and existing under the laws of the jurisdiction of its incorporation or organization;

(b)	the execution and delivery by such Party of this Contract and the performance by such Party of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action of such Party;

(c)	assuming the due authorization, execution and delivery hereof by the other Party and the satisfaction of the conditions set forth in Section 5.1(b), this Contract constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights in general; and

(d)	the execution, delivery and performance of this Contract by such Party and the consummation of the transactions contemplated hereby will not (i) violate any provision of the organizational or governance documents of such Party; (ii) require such Party to obtain any consent, approval or action of, or make any filing with or give any notice to, any governmental authority in such Party’s jurisdiction of organization or any other person pursuant to any instrument, contract or other agreement to which such Party is a party or by which such Party is bound, other than any such consent, approval, action or filing that has already been duly obtained or made; (iii) conflict with or result in any material breach or violation of any of the terms and conditions of, or constitute (or with notice or lapse of time or both constitute) a default under, any instrument, contract or other agreement to which such Party is a party or by which such Party is bound; (iv) violate any order, judgment or decree against, or binding upon, such Party or upon its respective securities, properties or businesses; or (v) violate any law or regulation of such Party’s jurisdiction of organization or any other jurisdiction in which it maintains its principal office.

7.2.	Representations and Warranties of the Seller. The Seller hereby represents and warrants to the Buyer, as of the date hereof, the Effective Date and the Closing Date, and the Seller covenants that it shall cause the Company to represent and warrant to the Buyer, as of the date hereof, the Effective Date and the Closing Date, as the case may be, that:

(a)	the Seller’s Entire Interest to be transferred by the Seller to the Buyer under this Contract is and will after transfer to the Buyer be free from any charges, pledges, Encumbrances and any third party rights of any kind and nature;

(b)	there are no lawsuits, arbitral, legal, administrative or other proceedings or governmental investigations pending or, to the Best Knowledge of the Seller, threatened against it with respect to the subject matter of this Contract or that could affect in any way the Seller’s ability to enter into or perform this Contract;

(c)	the Seller has obtained and shall maintain in effect all governmental approvals required to execute and perform its obligations under this Contract;

(d)	the Company is the registered owner or applicant for a pressure vessel design license (the “Design License”) issued on November 15, 2002 and for a manufacturing license (the “Manufacturing License”) issued on July 19, 2001, both by the Boiler Pressure Vessel Control Bureau of the State General Administration of Quality Control (the “SGAQCIQ”), the governmental approval authority that is in charge of issuing licenses with respect to pressure vessel design and manufacturing in China;

(e)	the Company is duly licensed by the SGAQCIQ to design low pressure vessels in Pressure Vessel Category I, low and medium pressure vessels in Pressure Vessel Category II, low and medium pressure vessels in Pressure Vessel Category III, and tank cars in Pressure Tank Cars as set forth in the Design License;

(f)	the Company is duly licensed by the SGAQCIQ to manufacture pressure vessels within the manufacturing permission range of Class AR2 and Class CR2 Pressure Vessels as set forth in the Manufacturing License;

(g)	the Company maintains the Design License and the Manufacturing License in good standing, and to the Best Knowledge of the Seller, there is not any governmental actions, or any governmental claims or threatened actions or claims of any kind to cancel, revoke or otherwise make the Design License and the Manufacturing License invalid;

(h)	the Seller acknowledges that the Design License and the Manufacturing License are crucial to the business operations of the Company after the Buyer purchases the Seller’s Entire Interest and becomes the sole owner of the Company, and, therefore, the Seller ensures that it shall transfer and sell to the Buyer the Company with the valid Design License and the valid Manufacturing License;

(i)	none of the Seller, or any of its Affiliates, or any other person or entity owns, or has any other interest in, any of the assets owned by, used in or pertaining to the business of the Company, whether real or personal, tangible or intangible, including without limitation, inventions, patents, trademarks or trade names;

(j)	The Seller or any of its Affiliates that may be parties to any of the Affiliate Agreements have in all material respects performed and are performing all obligations required to be performed by them or any one of them, and none of the Seller or any of its Affiliates that are parties thereto, are in default in any material respect, under any Affiliate Agreements;

(k)	neither the Seller nor any of the Seller’s Affiliates (other than CEM Special) owes, or will owe at the Closing, any money, or has any outstanding liability, to the Company, or the Company owes, or will owe at the Closing, any money, or has any outstanding liability, to the Seller or the Seller’s Affiliates (other than CEM Special);

(l)	any contracts, agreements or transactions between the Company and the Seller, or between the Company and the Seller’s Affiliate, have been entered into at arm’s length, and prices paid or received in connection with these contracts, agreements and transactions were fair and computed at arm’s length. Any other contracts, agreements or transactions to which the Company is a party have been entered into at arm’s length and are capable of complete performance by the Company;

(m)	no customer or supplier of the business of the Company has canceled or otherwise terminated, or made any written threat to the Company to cancel or otherwise terminate for any reason, including the consummation of the transactions contemplated hereby, its relationship with the Company. To the Seller’s Best knowledge, none of the top ten (10) customers or suppliers (based on sales or purchases value) of the business of the Company intend to cancel or otherwise terminate its relationship with the Company, or change the terms of its relationship with the Company, or to decrease materially its services or supplies to the Company or its usage of the services or products of the Company. The Seller is not aware of any existing or anticipated changes in the policies or conditions, financial or otherwise, of such customers, suppliers or sales representatives that will adversely affect the business of the Company either as now conducted or subsequent to the Effective Date;

(n)	the Seller has no knowledge of any facts inconsistent with the Buyer’s intention of carrying on the business of the Company, substantially as heretofore conducted, or of any existing or anticipated changes in the practices and policies (including production and procurement practices and policies) of the Company’s customers, suppliers, or others with whom it transacts business or in the availability of materials, supplies, transportation or fuel or utilities that will adversely affect the future prospects for profitable operation of such business. The Seller has no knowledge that any persons who provide services or sell goods to the Company will or may cease to provide such services or selling such goods at any time in the future;

(o)	the Seller acknowledges, and it shall procure that the Company acknowledges, that all technologies, drawings and any other Intellectual Property Rights that were, have been and are being produced, created, developed, enhanced, modified, or revised, as the case may be, by the Company since the establishment of the Company with respect to the business operations of the Company (collectively, the “Technologies and Drawings”) shall be the property of the Company, including, without limitation, the technologies and drawings that the Seller contributed to the registered capital of the Company in accordance with the Technology Valuation Agreement dated September 15, 1995 between the Seller and Changzhou Energy Equipment Works. A list of such Technologies and Drawings and the status of their respective ownership registration is attached hereto as Appendix VII. The Seller acknowledges, and it shall procure that the Company acknowledges, that the ownership of or other rights, titles or interests in and to the Technologies and Drawings belong to the Company, and that the Company is the sole registered owner of all the Technologies and Drawings. The Seller acknowledges that the Technologies and Drawings are crucial to the business operations of the Company after the Buyer purchases the Seller’s Entire Interest and becomes the sole owner of the Company, and, therefore, the Seller ensures that it shall transfer and sell to the Buyer the Company with the full ownership of the Technologies and Drawings free from any Encumbrance. To avoid any doubt, the above Technologies and Drawings shall only exclude those technologies, drawings and other Intellectual Property Rights listed in Appendix VIII, which shall belong to the Seller. The Parties agree that Appendix VII with respect to the Technologies and Drawings is intended to be a thorough representation of the technologies and drawings that are included in this Contract to be the property of the Company. The Parties acknowledge that Appendix VII might not be a complete list of the Technologies and Drawings. Any missing technologies and drawings that are later discovered will be transferred to the appropriate Party after mutual consultation. If the Parties are unable to reach an agreement with respect to the ownership of such newly discovered technologies and drawings, the dispute shall be resolved in accordance with Section 14 of this Contract;

(p)	the minute books of the Company, which have been made available to the Buyer for its inspection, contain true and complete records of all meetings of the Board and written resolutions in lieu of meeting of the Board since the date of issuance of the Company’s business license and accurately reflect all transactions referred to in such minutes and written resolutions in lieu of meeting;

(q)	no meetings have been convened, resolution proposed, petition presented or order made for the winding up of the Company and no receiver, receiver and manager, provisional liquidator, liquidator, administrator or other officer of the court has been appointed in relation to the Company or any part of its undertaking or assets;

(r)	no resolutions have been passed by the members or directors of the Company except in the ordinary course of business of the Company and those necessary to give effect to this Contract;

(s)	the conduct of the business of the Company is in compliance with all applicable PRC laws and regulations;

(t)	there have not been any material changes in the accounting methods being used by the Company since its establishment.

(u)	the Company has good and valid title to all the tangible and intangible properties owned by it, and with respect to all real property, valid and subsisting title or granted land use rights, in each case free and clear of any lien, Encumbrance or security interest;

(v)	the facilities, machinery, equipment, furniture, buildings, fixtures, vehicles and other tangible property of the Company are in good operating condition and repair and are suitable for their intended use;

(w)	to the Seller’s Best Knowledge, the Company has not manufactured, sold or supplied any products or services to any party that were, are or will become faulty or defective in any material respect that is not acceptable to the Buyer based on the Buyer’s reasonable judgment; or do not comply with any warranties or representations expressly or impliedly made or given by the Company or with all applicable regulations, standards and requirements, in any material respect that is not acceptable to the Buyer based on the Buyer’s reasonable judgment;

(x)	the financial statements (including, without limitation, the balance sheet, income and cash flow statements) of the Company as of December 31, 2004, certified by Changzhou Jinding Certified Public Accountants, independent certified public accountants registered in China, which have been delivered to the Buyer, were prepared in accordance with generally accepted accounting principles of the PRC and fairly present, in all material respects regarding the financial position of the Company as of December 31, 2004, except as otherwise noted during the Buyer’s due diligence investigation. (The foregoing financial statements, including, without limitation, the balance sheet, income and cash flow statements, at December 31, 2004 and for the year then ended are referred to as the “Certified Financial Statements,” the balance sheet included in the Certified Financial Statements is called the “Certified Balance Sheet” and December 31, 2004 is called the “Certified Balance Sheet Date”);

(y)	any financial information, documents or other data, which are disclosed by the Company to the independent certified public accountants for the purpose of preparing the Certified Financial Statements, present a true and fair view of the affairs, except otherwise noted during the Buyer’s due diligence investigation, financial positions, assets, and liabilities of the Company and of the income, expenses and results of operations of the Company for the financial year ended thereon;

(z)	since the Certified Balance Sheet Date, there has been no material adverse change in the business, properties, operations or condition (financial or otherwise) of the Company and the Seller does not know of any such change that is threatened, nor has there been any damage, destruction or loss that could have or has had a material adverse effect on the business, properties, operations or condition (financial or otherwise) of the Company, whether or not covered by insurance;

(aa)	as at the Certified Balance Sheet Date, the Company did not have any material direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, whether or not of a kind required by accounting principles generally accepted in the PRC to be set forth on a financial statement or in the notes thereto (“Liabilities”) that were not fully and adequately reflected or reserved against on the Certified Balance Sheet or in the notes to the Certified Financial Statements. The Company has not, except in the ordinary course of business, incurred any material Liabilities since the Certified Balance Sheet Date. The Seller has no knowledge of any circumstance, condition, event or arrangement that may hereafter give rise to any Liabilities of the Company except in the ordinary course of business;

(bb)	no dividend or distribution of capital or income has been declared, made or paid in respect of any capital of the Company, whether of cash, specific assets or otherwise, since the Certified Balance Sheet Date;

(cc)	the Company is not in violation of any applicable order, judgment, injunction, award, decree or writ naming the Company (collectively, “Orders”) or any applicable law, regulation, rule or other requirement (collectively, “Laws”), of any government or any agency of any such government, or any court or arbitrator (collectively, “Governmental Bodies”), and neither the Company nor the Seller has received notice that any such violation is being or may be alleged;

(dd)	there are no outstanding Orders against or involving the Company. There are no actions, suits, claims or legal, administrative or arbitral proceedings or investigations (collectively, “Claims”) (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending or, to the Best Knowledge of the Seller, threatened, against or involving the Company or any of its properties or assets;

(ee)	the Company has not granted to any third party any rights in respect of the Intellectual Property Rights that the Company owns or uses by ways of licensing or in any other manners, and has not infringed the Intellectual Property Rights of any third party. To the Best Knowledge of the Company and the Seller, there is not any allegation or basis on which an allegation could be made that the Company has infringed the Intellectual Property Rights of any third party;

(ff)	the Company has in its name all licenses, permits, exemptions, consents, waivers, rights, orders or approvals of, and has made all required registrations with, any Governmental Body that are material to the conduct of the business of, or the intended use of any properties of, the Company (collectively, “Permits”). All Permits are in full force and effect; no material violations are or have been recorded in respect of any of the Permits; and no proceeding is pending or, to the knowledge of the Seller, threatened to revoke or limit any of the Permits. No action by either the Seller or the Company is required in order that all Permits will remain in full force and effect following the consummation of the transactions contemplated hereby;

(gg)	the Company has paid all income, value-added, business, stamp duties, customs tariffs, and other taxes, whether or not measured in whole or in part by net income, or whether or not measured in whole or party by any transaction amount, and including deficiencies, interest, additions to tax or interest, and penalties with respect thereto, and including expenses associated with contesting any proposed adjustment related to any of the foregoing (collectively, “Taxes” or, individually, a “Tax”) required to be paid by it through the Closing Date, and shall have timely paid any Taxes required to be paid by it on or before the Closing Date. The Company has timely filed all Tax returns required through the date hereof, and shall prepare and timely file, in a manner consistent with prior years and applicable laws and regulations, all Tax returns required on or before the Closing Date. No penalties or other charges are or will become due with respect to the late filing of any Tax returns of the Company required to be filed on or before the Closing Date. The Company does not expect any authority to assess any additional Taxes for any period for which Tax returns have been filed. There is no dispute or claim concerning any Tax liability of the Company either (i) claimed or raised by any authority in writing or (ii) as to which the Seller has knowledge;

(hh)	all amounts of Taxes required by law to be deducted by the Company from the salary or wages of the employees, and agents of the Company or payments to contractors have been deducted and remitted to the relevant tax authorities within the time allowed by the relevant tax law or the relevant tax authorities;

(ii)	any withholding Taxes that are required to be withheld from any payment made by the Company have been duly withheld and remitted to the relevant tax authorities within the time allowed by the relevant tax law or the relevant tax authorities;

(jj)	the Company is not in default in any material respect under any contract to which the Company is a party, nor does any condition exist that with notice or lapse of time or both would constitute such a material default thereunder. To the Best Knowledge of the Seller, no other party to any such contract is in default thereunder in any material respect nor does any condition exist that with notice or lapse of time or both would constitute such a material default thereunder;

(kk)	all inventories of the Company are in good and merchantable condition, and suitable and usable or salable in the ordinary course of business for the purposes for which intended. The Company’s stock of finished goods, including packaging, is adequate for the current business trading requirements of the Company. The Company’s unfinished goods and packaging materials are in good condition and capable of being used to produce the Company’s current products. The packaging and labels for the Company’s finished goods are not false, misleading, deceptive or in any other way contrary to any law. The stock in trade of the Company is in good condition and is capable of being sold by the Company in the ordinary course of business in accordance with its current price lists, without rebate or allowances to a buyer. The Company’s level of stock is sufficient to meet the requirements of the business operations of the Company and is not materially surplus to the requirements of the Company. The Seller does not know of any adverse condition affecting the supply of materials available to the Company;

(ll)	all accounts receivable of the Company at the Closing will be good and fully collectable in the ordinary course of business within 180 days after the Closing Date, except that those accounts receivable, which are subject to the retention of 5% of the relevant purchase price required under the relevant sales contracts with the Company’s customers for the purpose of quality guarantees offered by the Company to the Company’s customers, will be good and fully collectable in the ordinary course of business within two months after the 12-month period ended as provided in the relevant sales contracts with the Company’s customers, and none of the accounts receivable will be subject to any defense, counterclaim or set-off. All accounts payable are current and not past due;

(mm)	each contract under which the Company is an insured party (the “Insurance Contract”) is in force and there is no fact or circumstance known to the Company or the Seller that would lead to any Insurance Contract being terminated or ceasing to have effect as a consequence of a change in ownership of the Company. Under the Insurance

Contracts, all of the property and assets of the Company of an insurable nature are insured in amounts representing their full replacement or reinstatement value against fire and other risks normally insured against for similar businesses in similar industries; and the Company is adequately insured for such amounts as would be maintained in accordance with prudent business practice in respect of all risks, including in relation to damage to property, personal injury, public liability, product liability, workers’ compensation and business interruption. There are no outstanding claims or insurance premiums payable under any of the Insurance Contracts;

(nn)	the Records of the Company are in the possession or under the control of the Company, have been fully, properly and accurately kept and maintained and are up to date, have accurately recorded the details of all of the transactions, finances, assets and liabilities of the Company, and have been prepared in accordance with the requirements of the generally accepted accounting standards of the PRC;

(oo)	no damage to or destruction or loss of any asset of the Company having a value in excess of Five Thousand United States Dollars (US$5,000), whether or not covered by insurance, has occurred;

(pp)	the Company has not entered into, terminated or received notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit or similar contract to which the Company is a party, or (ii) any contract or transaction involving a total remaining commitment by the Company of at least Ten Thousand United States Dollars (US$10,000.00);

(qq)	there has not been any sale (other than sales of inventories in the ordinary course of business), lease or other disposition of any one or more of the assets or properties of the Company having a value in excess of Five Thousand United States Dollars (US$5,000) individually or in the aggregate or the creation of any Encumbrance on any assets;

(rr)	there is no strike, labor dispute or campaign, slowdown or representation, or contest current, pending or threatened against the Company. There are no facts or circumstances, to the Best Knowledge of the Seller and the Company, that may result in an industrial dispute between the Company and any of its employees and no material pay claims have been made, or are likely to be made, against it;

(ss)	with respect to the employee, or directors of the Company, as the case may be,

(i)	the Company has complied in all respects with all contractual, statutory, legal and fiscal obligations of and in relation to its employment of its employees, including, all withholding obligations, all codes of practice, collective agreements and awards;

(ii)	the Company has not altered any existing bonus, profit share or employee incentive plans or schemes for its employees, and has not created any new bonus, profit share or employee incentive plans or schemes for its employees;

(iii)	the basis of the remuneration payable to the directors and the employees is the same as that in force at the Certified Balance Sheet Date and that basis will not be altered before the Closing Date;

(iv)	no money other than in respect of remuneration or benefits of employment is payable to any director or employee by the Company;

(v)	the Company is not under any present, future or, to the Seller’s Best Knowledge, contingent liability to pay compensation for loss of office or employment to any ex-officer or ex-employee and there are no payments due in connection with the redundancy of any employee;

(vi)	since the Certified Balance Sheet Date, no remuneration or fees have been paid or agreed by the Company to be paid to any director of the Company except for remuneration for the services of full time executive directors;

(vii)	there are no retirement benefit schemes, pension schemes or other pension arrangements whether legally enforceable or not, relating to the Company in operation at the date of this Contract, except otherwise required under PRC law, and no such schemes or arrangements will be established before the Closing Date; and

(viii)	the Company has not entered into or altered any contract of service with the employees of the Company, or increased or agreed to increase the rate of remuneration or compensation payable to any of the employees of the Company, except otherwise expressly set forth in this Contract in connection with the Excluded Employees;

(tt)	none of the Seller or the Company or the Seller’s or the Company’s respective directors, officers, to the Seller’s Best Knowledge, employees, agents or representatives has offered, promised or given or will offer, promise or give any money or any other thing of value to any government official, any political party or official thereof, any candidate for political office, or any other person or organization, while knowing, or having reason to know that all or any portion of such money or thing of value has been offered, promised or given directly to any of the aforementioned persons or organizations, for the purpose of influencing any action, omission or declaration by the recipient in order to facilitate the approval or establishment of the Company, the business of the Company or the approval of any of the transactions contemplated hereby, and none of the Seller or the Company or the Seller’s or the Company’s respective directors, officers, employees, agents or representatives has taken any action that would otherwise violate any law, rules and regulations of the PRC or any other jurisdictions, including, but not limited to, Hong Kong, the United States and Australia, against corruption and bribery. Subject to Section 12, if the Buyer makes a Warranty Claim in relation to this warranty, the Seller covenants that in its defense of the Warranty Claim it will not assert nor rely on the fact that it did not have any knowledge of the circumstances or the events upon which the Warranty Claim is based, and acknowledges that in such a case it will be deemed to have had knowledge of the circumstances or the events upon which the relevant Warranty Claim is based;

(uu)	the Company has complied with all PRC central, provincial and local Laws, judgments and rulings relating to any matters of pollution or of environmental regulation or control. The Company has not received any written notice of any actual or claimed or asserted failure so to comply that alone, or together with any other such notices that have been previously or concurrently received, might result in a material adverse effect on the condition of the Company. No hazardous wastes, hazardous substances, hazardous materials, toxic substances or toxic pollutants (collectively “Hazardous Materials”) are stored or handled on any property of the Company in violation of any applicable Law. The Company has not disposed of any Hazardous Materials in a manner that may give rise to a Claim against the Company;

(vv)	All Disclosure Materials, including, without limitation, all documents, contracts, instruments, certificates, notices, statements, schedules and any other papers whatsoever, delivered by or on behalf of the Seller in connection with this Contract and the transactions contemplated hereby are true, complete and authentic. No representation or warranty of the Seller contained in this Contract, and no Disclosure Material furnished by or on behalf of the Seller pursuant to this Contract or in connection with the transactions contemplated hereby, contains an untrue statement of a material fact or omits to state a material fact required to be stated therein. No representation or warranty of the Seller contained in this Contract, and no Disclosure Material furnished by or on behalf of the Seller pursuant to this Contract, or in connection with the transactions contemplated hereby, are false or misleading. There is no fact that the Seller has not disclosed to the Buyer in writing that materially adversely affects or could materially adversely affect, the business, properties, operations, prospects or condition (financial or otherwise) of the Company or the ability of the Seller to perform this Contract; and

(ww)	with respect to the Purchased Assets to be transferred from CEM Special to the Company in accordance with the Asset

 Sale Contract, the Seller represents and warrants, and it shall cause CEM Special to represent and warrant, that:

(i)	there are no claims, actions, proceedings or investigations before any court, administrative or governmental authority pending or, to the Best Knowledge of the Seller or CEM Special, threatened, against the ownership or use of the Purchased Assets;

(ii)	the Purchased Assets are in good operating condition and repair, and are suitable for their intended use;

(iii)	none of the Purchased Assets (i) has any patent or latent defects known to the Seller or CEM Special, contains or releases any hazardous or toxic materials or contaminants of any kind, or (ii) violates any provisions of any PRC laws, regulations or decrees relating to environmental protection or labor safety;

(iv)	CEM Special is the full and unrestricted legal, beneficial and record owner of, and has good and valid title to, all of the Purchased Assets, free and clear of any lien, Encumbrance or security interest and, upon delivery of and payment for the Purchased Assets, the Company will acquire good and valid title to the Purchased Assets, free and clear of any lien, Encumbrance or security interest;

(v)	CEM Special has complied with all national, provincial and local laws, regulations, notices, orders, judgments and rulings relating to any matters of pollution or of environmental regulation or control as they relate to the use, operation, maintenance or condition of the Purchased Assets. CEM Special has not received any written notice of any actual or claimed or asserted failure so to comply that alone, or together with any other such notices that have been previously or concurrently received, could result in a material adverse effect on the ownership, use, operation, maintenance or condition of the Purchased Assets. The use, operation or maintenance of the Purchased Assets has not and will not result in the release, emission or discharge of any hazardous wastes, hazardous substances, hazardous materials, toxic substances or toxic pollutants in violation of any applicable law; and

(vi)	CEM Special has complied with all national, provincial and local laws, regulations and decrees applicable to the Purchased Assets.

7.3.	Further Representations, Warranties and Covenants of the Seller.

(a)	Between the Effective Date of this Contract and three (3) years thereafter, the Seller covenants that the Seller shall allow and license the Buyer and the Company, free of charge to the Buyer and the Company, to use the Seller’s logo or tradename “CEM” in English and its Chinese translation in connection with any products and business of the Company in whatever way or nature at the Buyer’s and the Company’s sole discretion. The Seller covenants that it shall execute with the Company any contracts or agreements so as to effectuate such use of “CEM” by the Company or the Buyer.

(b)	The Parties agree that the exchange rate shall be one (1) United States Dollar for Renminbi 8.28 if the conversion between US$ into Renminbi is contemplated by the Parties.

(c)	The Seller covenants to the Buyer that the Seller shall use its best efforts, after the Closing Date, to assist the Buyer and the Company in maintaining the business relationship with the top ten customers in terms of sales value.

(d)	The Seller hereby represents and warrants to the Buyer, as of the date hereof, the Effective Date and the Closing Date, and the Seller shall cause the Company to represent and warrant, as of the date hereof, the Effective Date and the Closing Date, that the cooperative relationship and the cooperative business arrangements between the Company and ZhongQi Business through ZhongQi Branch are in effect. The Seller acknowledges that the cooperative relationship and the cooperative business arrangements between the Company and ZhongQi Business through ZhongQi Branch are crucial to the business operations of the Company, and major reasons for the Buyer to purchase the Seller’s Entire Interest. The Seller covenants to the Buyer that the Seller shall, after the date hereof, use its best efforts to assist the Buyer and the Company in maintaining the cooperative relationship and the cooperative business arrangements between the Company and ZhongQi Business through ZhongQi Branch including, without limitation, at a reasonable request of the Buyer, introducing the Buyer to the management of ZhongQi Business after the date hereof and before the Closing Date, and at a reasonable request of the Buyer, arranging for meetings between the Buyer and the management of ZhongQi Business after the date hereof and before the Closing Date.

(e)	Subject to Sections 12 and 13.2(c), the Seller hereby represents and warrants to the Buyer, as of the date hereof, the Effective Date and the Closing Date, and the Seller shall cause the Company to represent and warrant, as of the date hereof, the Effective Date and the Closing Date, that the Company has certain warranty obligations outstanding in connection with purchase orders placed with the Company by customers of the Company and invoiced by the Company to the customers prior to the Closing Date or in relation to any products or services of the Company purchased by the customers prior to the

Closing Date ( the “Outstanding Warranty Obligations” ). The Seller covenants to the Buyer that the Seller shall be fully liable after the Closing Date for the Outstanding Warranty Obligations of the Company, including, without limitation, payment of money, repair or any other services as required so as to fulfill the Outstanding Warranty Obligations.

(f)	Subject to Section 6.1(d)(i), the Seller covenants that it shall cause CEM Special to lease its certain property to the Company in accordance with the Lease Agreement.

(g)	Subject to Section 6.1(d)(v), the Seller covenants that it shall cause CEM Special to purchase certain assets from the Company in accordance with the Asset Purchase Contract.

(h)	Subject to Section 6.1(d)(iii), the Seller covenants that it shall cause CEM Special to sell certain assets to the Company in accordance with the Asset Sale Contract.

(i)	Subject to Section 6.1(d)(iv), the Seller covenants that it shall cause CEM Special to provide certain services and second Mr. Jianwei Wu to the Company in order to provide the services in accordance with the Consultancy Services Contract.

(j)	The Seller hereby represents and warrants to the Buyer, as of the Closing Date, and the Seller shall cause the Company to represent and warrant, as of the Closing Date, that the Company has certain undistributed profits from January 1, 2005 to the Closing Date (the “Undistributed Profits”). The Seller covenants to the Buyer that the Seller shall cause the Company not to declare or distribute any and all part of the Undistributed Profits before the Closing Date. The Seller covenants to the Buyer that the Seller shall cause the Company to retain the Undistributed Profits on and after the Closing Date.

(k)	Subject to Section 6.1(d)(iv), the Seller covenants that it shall guarantee, and it shall cause CEM Special to guarantee, that the employment relationship between CEM Special and Mr. Jianwei Wu shall not in any way negatively affect Mr. Jianwei Wu’s provision of his consultancy services to the Company in accordance with the Consultancy Services Contract after the Closing Date.

(l)	In connection with the Consultancy Services Contract, the Seller covenants that it shall, and it shall procure that CEM Special shall, cause Mr. Jianwei Wu to fully abide by the Consultancy Services Contract, to ensure a smooth transition of the business operations to the management of the Company appointed by the Buyer, to fully support the work of the management of the Company appointed by the Buyer, and to perform all duties as requested by the management of the Company appointed by the Buyer during the term of the Consultancy Services Contract.

(m)	The Seller covenants that it shall, upon a prior written notice from the Buyer or the Company to the Seller, pay all the Overdue Taxes (as defined below in this Section 7.3(m) to the relevant tax authority within the time limit as allowed by the relevant tax authority, in the event that the relevant tax authority requires that the Company pay the Overdue Taxes (as defined below in this Section 7.3(m) due to the fact that:

(i)	the Company has fully enjoyed the tax holidays (a total income tax exemption for two years and a half income tax reduction for additional three years) since 1997 when the Seller is the owner of the Company; and

(ii)	in accordance with PRC law an amount equal to the taxes exempted and reduced due to the tax holidays (the “Overdue Taxes”) shall be paid to the relevant tax authority if the operational period of the Company is less than ten years since its establishment.

except where the Buyer does not maintain the operation or registration of the Company until at least November 12, 2005 subject to Section 7.4(c).

(n)	In connection with Section 7.2(o), the Seller covenants that it shall not contest the ownership of or any other right, title or interest in and to the Technologies and Drawings.

(o)	The Seller acknowledges, and it shall cause CEM Special to acknowledge, that CEM Special entered into a workshop rent agreement dated January 2, 2004 and any renewal thereof (the “Xinfeng Workshop Rent Agreement”) between CEM Special and the Committee of Xinfeng Village, Wuxing Sub-district, Zhonglou District, Changzhou (the “Xinfeng Village Committee”). Pursuant to the Xinfeng Workshop Rent Agreement, CEM Special leases from Xinfeng Village Committee certain factory buildings located at north of Yunxiang Bridge, Changzhou (the “Yunxiang Factory Buildings”). The Seller acknowledges, and it shall cause CEM Special to acknowledge, that CEM Special entered into a workshop rent agreement dated October 15, 2004 (the “Guanda Workshop Rent Agreement”) between CEM Special and Changzhou Guanda Stationary Roller Co., Ltd (“Guanda”). Pursuant to the Guanda Workshop Rent Agreement, CEM Special leases from Guanda certain factory buildings located at west to Caojia Village, Xuejia County, New North District, Changzhou (the “Caojia Factory Buildings”). The Seller shall, and it shall cause CEM Special to, represent and warrant that the lease of the Yunxiang Factory Buildings as contemplated by the Xinfeng Workshop Rent Agreement or any renewal thereof is valid until February 3, 2005, and the lease of the Caojia Factory Buildings as contemplated by the Guanda Workshop Rent Agreement is valid until October 15, 2005. The Seller covenants that it shall cause CEM

Special to transfer or assign to the Company the lease under the Xinfeng Workshop Rent Agreement or any renewal thereof, and the lease under the Guanda Workshop Rent Agreement prior to the Closing Date, and the Seller covenants that it shall cause CEM Special to execute and deliver contracts, agreements or any other documents with the Company and Xinfeng Village Committee, or with the Company and Guanda, as the case may be, in order to effectuate such lease transfer or assignment to the satisfaction of the Buyer. The Seller covenants that it shall, and it shall cause CEM Special to, ensure that Xinfeng Village Committee consents to the Company’s succession to the Xinfeng Workshop Rent Agreement as the lessee and undertaking of the lessee’s rights and obligations as set forth in the Xinfeng Workshop Rent Agreement, and that Guanda consents to the Company’s succession to Guanda Workshop Rent Agreement as the lessee and undertaking of the lessee’s rights and obligations as set forth in the Guanda Workshop Rent Agreement. The Seller covenants that it shall, and it shall cause CEM Special to, use its best efforts to assist the Company in maintaining the leaser-lessee relationship with the Xinfeng Village Committee and with Guanda after the Closing Date.

(p)	Following the Closing, the Buyer shall use its best efforts in the ordinary course of business to collect accounts receivables, provided, that, the Buyer shall not be required to commence litigation to collect any of the accounts receivables. If, during 180-day period following the Closing, the Seller receives any payment on accounts receivable, the Seller shall give the Buyer notice of such receipt and promptly pay the amount received to an account specified by the Buyer. If the Buyer receives a payment from an account debtor for which there is an outstanding account receivable both before and after the Closing Date, such payment shall be applied to the specific outstanding invoice(s) that such payment relates to and that is not in dispute. If, after the close of business on the 180th day (or if such day is not a Business Day, the close of business on the next following Business Day) after the Closing (including the Closing Date), any of the accounts receivable still remain outstanding and uncollected in whole or in part as established in the Closing Financial Statements (the “Outstanding Receivables”), the Parties agree that the Buyer will, by giving a notice to the Seller of the Outstanding Receivables, assign to the Seller and Seller shall purchase from the Buyer the Outstanding Receivables. The Buyer will give such notice no later than the close of business on the 210th day (or if such day is not a Business Day, the close of business on the next following Business Day) after the Closing, with the notice to identify the Outstanding Receivable by customer and the amount owed. Within three (3) Business Days after the date of the notice of the Buyer, the Parties agree that they shall execute and deliver any documents to each other or do any acts in order to assign the Outstanding Receivables to the Seller, and the Seller shall pay the Buyer the outstanding amount payable of the Outstanding Receivables, provided, that if the Buyer collects any Outstanding Receivables before such assignment, the Buyer shall retain the amount collected and shall reduce the Outstanding Receivables assigned to the Seller.

7.4.	Covenants of the Buyer.

(a)	The Buyer covenants that after the Closing Date the Buyer shall cause the Company to provide the Seller’s agents or representatives authorized in writing by the Seller with reasonable access, upon a five (5)-Business Day prior written notification to the Company and the Buyer, during normal business hours and consistent with the normal operation of the Company’s business, for the reasonable purposes of the Seller’s filing its tax returns with the relevant tax authorities, or subject to the Buyer or the Company’s prior written consent that shall not be unreasonably withheld for other reasonable purposes, to the documents, books and records of the Company that are related to the pre-Closing business operations of the Company for a period of five (5) years after the Closing Date.

(b)	The Buyer covenants that one (1) Business Days after the Closing Date the Buyer shall cause the Company to provide certain office space with an area as deemed reasonable by the Buyer for the Excluded Employees including Mr. Jianwei Wu free of charge for such a period that will expire when the Lease Term as set forth in the Lease Agreement expires.

(c)	If the Buyer liquidates the Company between Closing and November 12, 2007, then the Buyer will not make any claim with respect to the Overdue Taxes against the Seller.

8. INVESTMENT CERTIFICATES

8.1.	Issuance of New Certificates. On the Closing Date, the Seller shall present for cancellation to the Company the investment certificate previously issued to it by the Company, and the Parties shall cause the Company to issue in its place an investment certificate to the Buyer evidencing that one hundred percent (100%) of the equity interest in the registered capital of the Company transferred pursuant to this Contract is lawfully held by the Buyer.

9. CONFIDENTIALITY AND RESTRICTIONS ON PUBLICITY

9.1.	Confidentiality Obligation of Both Parties. Each Party undertakes to the other Party that it shall not, and that it shall procure that its respective officers, employees, agents, consultants, professional advisors and Affiliates and the respective officers, employees and agents of each such Affiliate shall not, during the term of this Contract or thereafter, for whatever reason, except in the proper performance of this Contract and with the prior written consent of the other Party, use or divulge to any person, or publish or disclose or permit to be published or disclosed, any secret, confidential or proprietary Information (as defined in Section 9.4) relating to the other Party, or an Affiliate thereof, that such Party has received or obtained or may receive or obtain (whether or not, in the case of documents, they are marked as confidential) in connection with the other Party, its business, its assets, this Contract or the transactions contemplated hereby.

9.2.	Confidentiality Obligation of the Company’s Excluded Employees. The Seller undertakes that it shall procure the Company’s Excluded Employees during and after their respective employment with the Company, for whatever reason, except in the proper performance of this Contract and with the prior written consent of the Buyer, not to use or divulge to any person, or publish or disclose or permit to be published or disclosed, any secret, confidential or proprietary Information (as defined in Section 9.4) relating to the Buyer, the Company, or an Affiliate thereof, that such Excluded Employees have received or obtained or may receive or obtain (whether or not, in the case of documents, they are marked as confidential) in connection with the Buyer, the Company, the Buyer or the Company’s respective business or assets, this Contract or the transactions contemplated hereby. The Seller covenants that it shall, and it shall procure that its respective officers, employees, agents, consultants, professional advisors and Affiliates and the respective officers, employees and agents of each such Affiliate shall, during the term of this Contract and anytime thereafter, take all reasonable measures in order to enforce its or their, as the case may be, confidential obligations in Sections 9.1 and 9.2.

9.3.	Exceptions. The restrictions and obligations of Section 9.1 shall not apply to:

(a)	the disclosure of Information that the disclosing Party can reasonably demonstrate was in the public domain through no fault of its own and other than by reason of any breach by any person of a legally binding obligation of confidentiality with respect to the relevant Information;

(b)	the disclosure of Information where the disclosure is required by law and government regulations, pursuant to a court order, by any securities exchange on which the securities of a Party or an Affiliate thereof are listed or by any governmental or other regulatory body; provided that the Party concerned shall, to the extent practicable, provide in advance a draft of any such required disclosure to the other Party and incorporate any modifications reasonably requested by the other Party;

(c)	the disclosure of Information in confidence to any professional adviser to either of the Parties for the purpose of obtaining advice or assistance in connection with its obligations or rights, or the obligations or rights of such Party hereunder, if the recipient has entered into, or is otherwise subject to, obligations of confidentiality substantially similar to those contained in this Section 9; or

(d)	the disclosure of Information by the Buyer to any person that is not a competitor of the Seller and is a potential provider of financing or purchaser or subscriber for any or all of the shares or assets or undertaking of the Buyer or an Affiliate thereof or for other similar business purposes, if the recipient has entered into obligations of confidentiality substantially similar to those contained in this Section 9.

9.4.	Information. For the purpose of this Section 9, “Information” of a Party includes the following:

(a)	any information disclosed by such Party or any of its representatives to the other Party or any of its representatives for or in relation to the transaction contemplated hereunder, whether disclosed verbally, in writing or in any tangible or intangible form whatsoever (including electronically) or by inspection of tangible objects or otherwise, relating to any aspect of the business of such Party or any of its Affiliates, including marketing plans, commercial or financial information, trade secrets, know-how, demonstrations, drawings, prototypes, models, samples, devices, specifications, proprietary data, algorithms, software source, any intellectual properties, object code or documents, and formulae of whatever description, whether or not stated to be proprietary or confidential;

(b)	any information concerning the affairs or property of such Party or an Affiliate thereof or any business, property or transaction in which such Party or an Affiliate thereof may be or may have been concerned or interested;

(c)	any information as to the existence or terms of this Contract; or

(d)	any information relating to the business methods of such Party or an Affiliate thereof.

9.5.	Publicity. No Party shall make, and each Party shall procure that its respective officers, employees, agents and Affiliates and the respective officers, employees or agents of each such Affiliate shall not make, any public announcement or comment regarding this Contract or the transactions contemplated hereby without first consulting with and obtaining the prior written consent of the other Party, except to the extent that such announcement or comment is required by law and government regulations, pursuant to a court order, by any securities exchange on which securities of such Party or an Affiliate thereof are listed or by any governmental or regulatory body; provided that the Party concerned shall, to the extent practicable, provide in advance a draft of any such required announcement or comment to the other Party and incorporate any modifications reasonably requested by the other Party.

9.6.	Security Measures. Each Party that receives the Information shall:

(a)	establish and maintain effective security measures to safeguard Information of the disclosing Party from unauthorized access or use (including at a minimum using the degree of care that it takes to protect its own confidential information of a similar nature);

(b)	keep Information of the disclosing Party under its control; and

(c)	immediately notify the disclosing Party of any suspected or actual unauthorized use, copying or disclosure of Information of the disclosing Party.

9.7.	Provision of Assistance. Each Party that receives the Information shall provide assistance, reasonably requested by the disclosing Party in relation to any proceedings that the disclosing Party may take against any person for unauthorized use, copying or disclosure of the disclosing Party’s Information.

10. NON-COMPETITION

10.1.	Prohibited Competition. The Seller recognizes and acknowledges the competitive and proprietary nature of the Company’s business operations. The Seller acknowledges and agrees that a business will be deemed competitive with the Company if it engages in a line of business in which it researches, develops, manufactures or sells:

(a)	vacuum insulated storage vessels, road tankers and other Cryogenic and carbon dioxide and nitrous oxide storage or related equipment and systems provided or offered by the Company or under development by the Company, or any products designed or marketed primarily to fulfill the same function (the Company’s “Worldwide Field of Interest”); or

(b)	any product or system offered at the Effective Date by the Company or CEM Special or under development by the Company or CEM Special in China (the Company’s “Chinese Field of Interest”).

Unless the context otherwise requires, in this Section 10, the Worldwide Field of Interest and the Chinese Field of Interest are collectively referred to as the “Field of Interest”.

In consideration of the Buyer’s agreement to purchase the Seller’s Entire Interest of the Company, the Seller must not compete with the Company’s Field of Interest during the term of this Contract and ten (10) years thereafter (the “Restricted Term”), the Seller acknowledges that the consideration is good, valuable and sufficient, and the Seller agrees that during the Restricted Term, the Seller shall not, without the prior written consent of the Buyer and the Company:

(a)	directly or indirectly, either as principal, or through its agent, Affiliate, stockholder, employee, consultant, representative or in any other capacity, own, manage, operate or control, or be concerned, connected, or otherwise associate in any manner with, engage in or have a financial interest in any business whose primary line of business is in the Worldwide Field of Interest, or in any other business in which the Seller has any direct operating or scientific responsibility in the Worldwide Field of Interest anywhere in the entire world, except that nothing contained herein shall preclude the Seller from purchasing or owning stock in any such competitive business if such stock is publicly traded, and provided that the Seller’s holdings do not exceed one percent (1%) of the issued and outstanding capital stock of such business;

(b)	directly or indirectly, either as principal, or through its agent, Affiliate, stockholder, employee, consultant, representative or in any other capacity, own, manage, operate or control, or be concerned, connected, or otherwise associate in any manner with, engage in or have a financial interest in any business whose primary line of business is in the Chinese Field of Interest, or in any other business in which the Seller has any direct operating or scientific responsibility in the Chinese Field of Interest anywhere in China, except that nothing contained herein shall preclude the Seller from purchasing or owning stock in any such competitive business if such stock is publicly traded, and provided that the Seller’s holdings do not exceed one percent (1%) of the issued and outstanding capital stock of such business;

(c)	either individually or on behalf of or through any third party, solicit, divert or appropriate or attempt to solicit, divert or appropriate, for the purpose of competing in the Field of Interest with the Company or any present or future parent, subsidiary or other Affiliate of the Company which is engaged in the Field of Interest, any joint venture or collaborative research partners, customers or patrons of the Company, or any prospective customers or patrons with respect to which the Company has developed or made a presentation for the use or exploitation of products or processes in the Field of Interest (or similar offering of services); and

(d)	either directly or indirectly through any third party, agent or its Affiliates, solicit, hire, employee, or attempt to solicit, hire and employ any officers and employees of the Company currently under the employment with the Company as of the date hereof and three (3) years thereafter under the employment with the Company, unless a prior written consent of the Buyer or the Company shall have been obtained by the Seller.

10.2.	Sales Agent and Distributor. In connection with Section 6.1(d) (ii), the Seller covenants that it shall cause CEM International to, on the Closing Date, enter into the Distributor Agreement pursuant to which CEM International agrees to directly or indirectly, either as principal, or through its agent or Affiliate, market or sell products of the Company or the Buyer after the Closing Date, and on a case-by-case basis, the Buyer may after the Closing Date supply cryogenic transport vacuum bottles that will be finished off (including, without limitation, mounting on wheel sub frame, adding running lights, and adding cabinets and controls) by CEM International in Australia for compliance with Australian road rules. Notwithstanding the above provisions in Section 10.1, CEM International is allowed to engage in the business activities as set forth in the Distributor Agreement. If the Distributor Agreement terminates for cause, or if CEM International at its sole election terminates the Distributor Agreement, the Seller covenants that it shall cause CEM International to agree that the provisions under this Sections 10 shall be continuously binding on

CEM International to their fullest extent and to their fullest effect as if the Distributor Agreement is never entered into between CEM International and the Buyer, and the Parties have never intended to include this Section 10.2 into this Contract. The Parties agree that if the termination of the Distributor Agreement occurs, this Section 10.2 shall not be part of this Contract starting from the date of this Contract. The Seller covenants that it shall cause CEM International to:

(a)	incorporate by reference this Section 10 into the Distributor Agreement;

(b)	to be bound by this Section 10 to its fullest extent;

(c)	to agree that this Section 10 shall apply to the Distributor Agreement, mutatis mutandis; and

(d)	to agree that this Section 10, except for Section 10.2, shall survive any termination or expiration of the Distributor Agreement.

10.3.	Further Acknowledgement. The Seller further recognizes and acknowledges that:

(a)	the types of competition that are prohibited by this Section are narrow and reasonable in consideration of the Buyer’s purchase of the Seller’s Entire Interest and the amount of the Purchase Price that the Buyer shall pay under this Contract, and
(b)	the specified geographical scope of the provisions of this Section is reasonable, legitimate and fair to the Seller in light of the Company’s need to perform its research and to develop and market its services and to develop and sell its products in a large geographic area in order to have a sufficient customer base to make the Company’s business profitable and in light of the limited restrictions on the type of business prohibited herein compared to the types of business that the Seller is capable of engaging in.

10.4.	Reasonableness. If any part of this Section should be determined by a court of competent jurisdiction to be unreasonable in duration, geographic area, or scope, then this Section is intended to and shall extend only for such period of time, in such area and with respect to such activities as is determined to be reasonable.

11. TERMINATION

11.1.	Termination. This Contract may be terminated prior to the Closing Date as follows:

(a)	at the election of the Buyer, if any one of the conditions set forth in Sections 4, 5 and 6 has not been fulfilled as at the date specified in those Sections;

(b)	at the election of the Seller, if any one of the conditions to its benefit set forth in Sections 4, 5 and 6 has not been fulfilled as at the date specified in those Sections;

(c)	at the election of either the Seller or the Buyer, if any legal proceeding is commenced or threatened by any Governmental Body seeking to prevent the consummation of the transactions contemplated hereby and the Seller or the Buyer, as the case may be, reasonably and in good faith deems it impracticable or inadvisable to proceed in view of such legal proceeding;

(d)	at the election of the Seller, if the Buyer has breached any material representation, warranty, covenant or agreement contained in this Contract, which breach cannot be or is not cured by the Buyer by the Closing Date;

(e)	at the election of the Buyer, if the Seller has breached any material representation, warranty, covenant or agreement contained in this Contract, which breach cannot be or is not cured by the Seller by the Closing Date;

(f)	at any time on or prior to the Closing Date, by mutual written consent of the Seller and the Buyer; or

(g)	at the election of either the Seller or the Buyer if the Effective Date has not occurred on or before May 31, 2005.

11.2.	Survival After Termination. If this Contract terminates pursuant to Section 11.1 and the transaction contemplated by this Contract is not consummated, this Contract shall become null and void and have no further force or effect, except that any such termination shall be without prejudice to the rights of either Party on account of the nonsatisfaction of the conditions set forth in Sections 4, 5 and 6 resulting from the intentional or willful breach or violation of the representations, warranties, covenants or agreements of the other Party under this Contract. Notwithstanding anything in this Contract to the contrary, Sections 1, 9, 11.2, 13, 14, 15 and 16 shall survive any termination of this Contract.

12. LIMITS ON WARRANTY CLAIMS

12.1.	Exclusion of Claims. Unless otherwise required by Law, the Buyer must not make a Warranty Claim to the extent that:

(a)	the matter giving rise to the Warranty Claim is disclosed in the Disclosure Material subject to Section 7.2 (vv);

(b)	at the Effective Date, the Buyer knows of the matter giving rise to the Warranty Claim subject to Section 7.2 (vv);

(c)	the Warranty Claim results from, or the amount of the Warranty Claim is increased because of, new Law or a change in the Law or in its interpretation, in each case taking effect on or after the Effective Date;

(d)	the Warranty Claim results from, or the amount of the Warranty Claim is increased because of, an increase in a rate of Tax on or after the Effective Date;

(e)	the matter giving rise to the Warranty Claim is put right without cost to the Buyer;

(f)	the matter giving rise to the Warranty Claim arises wholly as a result of any action or inaction of the Buyer on or after the Effective Date;

(g)	the Warranty Claim is for loss of profits, economic loss, loss of business opportunity, loss of anticipated profits, loss or damages resulting from wasted management time or any special, indirect or other consequential loss or damage;

(h)	the Warranty Claim is in respect of any forecast, estimate, projection or other statement which relates to the future; or

(i)	the Buyer is sufficiently compensated (by the Seller or any other person) for the matter giving rise to the Warranty Claim.

12.2.	Time limits for Warranty Claims. The Buyer may not make a Warranty Claim, unless:

(a)	it notifies the Seller of the Warranty Claim (other than a Warranty Claim made under Section 7.2(uu) as soon as practicable after the Buyer becomes aware of the breach and, in any event before the expiration of two (2) years after the Effective Date;

(b)	in relation to a Warranty Claim made under Section 7.2(uu), it notifies the Seller of the Warranty Claim as soon as practicable after the Buyer becomes aware of the breach and, in any event before the expiration of any applicable period as required by law, after the Effective Date; and

(c)	the notice to the Seller gives full details of the nature of the breach and an estimate of the amount claimed.

12.3.	Small Warranty Claims. The Buyer cannot make a Warranty Claim against the Seller unless the aggregate of all of the Buyer’s Warranty Claims is more than Renminbi 800,000.

12.4.	Maximum amount the Buyer may recover. The maximum total amount that the Buyer may recover for all claims including a Warranty Claim and any claims under Section 13 (whether by way of damages or otherwise) cannot exceed the amount of the Purchase Price.

12.5.	Contingent Warranty Claims.

(a)	Subject to Section 12.5(b), the Buyer cannot make a Warranty Claim in connection with a contingent liability. The Buyer may only make a Warranty Claim for a liability that becomes actual and is notified on or before the relevant date in Section 12.2(a).

(b)	The Buyer may make a Warranty Claim (other than in respect of an Outstanding Warranty Obligation which must be dealt with under Section 13.2 (c)) where a third party has made a Warranty Claim against the Company before the relevant date in Section 12.2(a) even if the third party’s Warranty Claim is contingent and not resolved before that date. However, the Seller need not pay the Buyer’s Warranty Claim until the liability to the third party is quantified and due and payable.

(c)	As soon as practicable after the Buyer becomes aware of a contingent liability for the purposes of Section 12.2(a), it must notify the Seller giving full details of the nature of the contingent liability (together with copies of all relevant documents) and an estimate of the amount that may be claimed if the liability becomes actual.

12.6.	Warranty Claims by Third Parties. If after the Closing the Buyer becomes aware of a matter that may give rise to a Warranty Claim (other than in respect of a warranty relating to Tax) as a result of a claim made or threatened by another person (“Third Party”) against the Buyer or the Company (“Third Party Claim”), then:

(a)	the Buyer must notify the Seller of the Third Party Claim as soon as practicable giving details of the nature of the breach and an estimate of the amount involved;

(b)	the Buyer must not admit anything or agree to anything with any Third Party in connection with the Third Party Claim without the Seller’s consent;

(c)	the Buyer must permit the Seller, through its authorised representatives, to have access to the documents solely related to such claims and its employees (during normal business hours and with reasonable notice), to enable the Seller to deal with the Third Party Claim;

(d)	the Buyer must, at the Seller’s discretion (by notice to the Buyer):

(i)	enable the Seller to defend or otherwise deal with the Third Party Claim in the Buyer’s name (or in the name of the Company) as against any Third Party, and the Buyer must provide, or ensure that the Sellers is provided with, reasonable assistance and cooperation in doing so; and

(ii)	do any thing or not do any thing, in each case as the Seller reasonably requests, to deal with the Third Party Claim and keep the Seller informed about its actions or proposed actions in connection with the Third Party Claim; and

(e)	the Seller must reimburse the Buyer for the reasonable direct costs incurred by the Buyer in complying with Section 12.6(d), provided that if the Seller elects to defend the Third Party Claim under Section 12.6(d)(i), then the costs of the defense must be borne by the Seller.

12.7.	Buyer must Pursue Third Party. If the Buyer or the Company recovers an amount under this Section 12 in connection with a matter and it subsequently becomes entitled to claim an amount from a third party in connection with that matter, the Buyer will use its commercially and practically reasonable efforts to enforce or to cause the Company to enforce, its claim against the third party.

12.8.	Benefits Received.

(a)	The Buyer must promptly reimburse the Seller only if (i) the Buyer recovers an amount from a third party under this Section 12, and (ii) the Buyer has in fact recovered and received such an amount from such a third party; and

(b)	The amount the Buyer must reimburse to the Seller equal to the amount the Company receives from the third party (less any costs reasonably incurred in obtaining the amount).

12.9.	Mitigation. The Buyer must take reasonable actions to mitigate any loss, liability, costs or other damage suffered as a result of a breach of a Seller’s warranty or any matter that is the subject of a Warranty Claim.

13. INDEMNIFICATION

13.1.	Indemnification. Each Party (an “Indemnifying Party”) shall indemnify, defend and hold each other Party and such Party’s officers, directors and employees (each, an “Indemnified Party”) harmless from and against any and all damages, lawsuits, costs, expenses, fines and penalties, including attorney fees and interest incurred by the Indemnified Party, in connection with or arising from (a) any breach of, or inaccuracy in, any representation or warranty of the Indemnifying Party contained in this Contract, and (b) any failure by the Indemnifying Party to perform any covenant or agreement to be performed by it under this Contract.

13.2.	Indemnification by the Seller.

(a)	Subject to Section 12, the Seller agrees that the Seller shall indemnify the Buyer against any loss, cost, liability, or expense (including, without limitation, costs and expenses of litigation and, to the extent permitted by law, reasonable attorney’s fees) incurred by the Buyer by reason of (i) the incorrectness of any of the representations or warranties, or the breach of any of the covenants or agreements of the Seller contained in this Contract or in any other instrument executed or delivered by the Seller in connection with this Contract or given on or before the Closing Date; and (ii) the Seller’s breach, on or before the Closing Date, of any agreements with third parties; or (iii) the assertion against the Buyer or the Company of any liability or obligation of the Company arising or accruing prior to the Closing Date.

(b)	Subject to Section 12, the Seller agrees that the Seller shall indemnify the Buyer or the Company against any loss, cost, liability, or expense (including, without limitation, costs and expenses in connection with work-related injuries, work-related disputes, labor arbitration including, without limitation, Mr. Li You Jiao’s labor arbitration in connection with his injury sustained at work for the Company before the date hereof, or labor litigation and, to the extent permitted by law, reasonable attorney’s fees) incurred by the Buyer or the Company by reason of (i) any work-related injuries, any labor disputes, any labor arbitration, and any labor litigation arising or accruing prior to the Closing Date between the Company and any employees or personnel; or (ii) the labor assertion against the Buyer or the Company of any liability or obligation of the Company arising or accruing prior to the Closing Date.

(c)	In connection with Section 7.3(e) above, and subject to Section 12 in the event that a customer of the Company makes a warranty claim against the Company after the Closing Date in accordance with the original contract entered into between the Company and such customer in connection with any of the Outstanding Warranty Obligations of the Company arising and accruing prior to the Closing Date, and the Buyer or the Company decides that it is the best interest of the Buyer or the Company for it to honor such a warranty claim of the customer after the Closing Date in order to avoid any delay and maintain a good relationship with the customer, the Buyer or the Company will notify the Seller of its decision, and the Parties shall, within five (5) Business Days after the Seller receives the notice from the Buyer or the Company, conduct good faith consultation with respect to honoring the Outstanding Warranty Obligations by the Company. The Parties agree that a decision with respect to honoring the Outstanding Warranty Obligations by the Company shall be made by the Parties within 15 Business Days after the mutual consultation starts. Upon the mutual consultation and the decision of the Parties, the Seller agrees that it shall indemnify the Buyer or the Company against any and all costs incurred by the Buyer or the Company as the result of undertaking any and all necessary repair, replacement and other necessary services in connection with such Outstanding Warranty Obligations, or otherwise honor of such Outstanding Warranty Obligations arising or accruing prior to the Closing Date. Any honor of the Outstanding Warranty Obligations by the Buyer or the Company shall not be construed as an exemption on the Buyer or the Company of the Seller’s obligations under Section 7.3(e). If the Parties are not able to reach a decision upon mutual consultation, in order to maintain a good relationship with the customer, the Buyer or the Company shall have the right to honor the Outstanding Warranty Obligations in accordance with the warranties that the Company has committed prior to the Closing Date. Upon failure to reach a decision by the Parties, the Parties agree that the dispute so caused between the Parties shall be submitted to the chief executive officers of both the Parties for a decision that shall be made within 20 Business Days after the failure of reaching a decision by the Parties. If the chief executive officers of both the Parties are not able to reach a decision within the timeframe as stated above, the Parties agree that the dispute between the Parties shall be resolved in accordance with Section 14 herein.

(d)	Subject to Section 12, the Seller agrees that it shall indemnify the Buyer or the Company against any loss, cost, liability, or expense incurred by the Buyer or the Company by reason of (i) acts or omission of acts of any of the Excluded Employees including Mr. Jianwei Wu arising and accruing prior to the Closing Date with respect to the Company; or (ii) the assertion against the Buyer or the Company of any liability or obligation as a result of acts or omission of acts of any of the Excluded Employees including Mr. Jianwei Wu arising or accruing prior to the Closing Date.

(e)	Subject to Section 12, the Seller agrees that it shall cause CEM Special to indemnify, defend and hold the Company and the Company’s officers, directors and employees harmless from and against any and all damages, lawsuits, costs, expenses, fines and penalties, including attorney fees and interest incurred by the Company or such persons above, in connection with or arising from a breach of any representation, or warranty of CEM Special contained in Section 7.2(ww).

13.3.	Maximum Indemnification. In any event under this Section 13, the Parties agree that the maximum amount that the Seller shall indemnify shall not exceed the total Purchase Price as set forth in Section 3.1 herein.

14. GOVERNING LAW AND DISPUTE RESOLUTION

14.1.	Governing Law. The formation, validity, interpretation, execution and settlement of disputes under this Contract shall all be governed by the officially published and publicly available laws of the PRC. When the officially published and publicly available laws of the PRC do not cover a certain matter, the laws of the Hong Kong Special Administrative Region, China will apply.

14.2.	Friendly Consultation. Any dispute, controversy or claim arising out of or relating to this Contract, or the performance, interpretation, breach, termination or validity hereof, shall be resolved through friendly consultation. Such consultation shall begin immediately after one Party has delivered to the other Party written request for such consultation stating specifically the nature of the dispute, controversy or claim. If within 30 days following the date on which such notice is given the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of either Party with notice to the other Party.

14.3.	Place of Arbitration. The arbitration shall be conducted at the Hong Kong International Arbitration Center (the “Arbitration Center”) in Hong Kong pursuant to the applicable arbitration rules. There shall be three arbitrators. Each Party to the dispute shall select one arbitrator within 30 days after giving or receiving the demand for arbitration. Such arbitrators shall be freely selected, and the Parties shall not be limited in their selection to any prescribed list. The Arbitration Center shall select the third arbitrator. If either Party to the dispute does not appoint an arbitrator who has consented to participate within 30 days after the selection of the first arbitrator, the relevant appointment shall be made by the Arbitration Center.

14.4.	Arbitration Proceedings. The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the applicable arbitration rules in effect at the time of the arbitration. However, if such rules are in conflict with the provisions of this Section, the provisions of this Section shall prevail. Each Party shall cooperate with the other Party in making full disclosure of and providing complete access to all information and documents requested by the other Party in connection with such proceedings, subject only to any confidentiality obligations binding on such Party. The losing Party shall bear the arbitration costs unless otherwise ruled by the arbitration tribunal. The award of the arbitration tribunal shall be final and binding upon the disputing Parties, and the winning Party may, at the cost and expense of the losing Party, apply to any court of competent jurisdiction for enforcement of such award.

14.5.	Preservation of Rights. In order to preserve its rights and remedies, either Party shall be entitled to seek preservation of property, an injunction or other interim relief in accordance with law from any court of competent jurisdiction or from the arbitration tribunal pending the final decision or award of the arbitration tribunal. During the period when a dispute is being resolved, except for the matter being disputed, the Parties shall in all other respects continue their implementation of this Contract.

14.6.	Consent to Jurisdiction. Each Party irrevocably consents to the service of process, notices or other papers in connection with or in any way arising from the arbitration or the enforcement of any judgment or arbitral award, by use of any of the methods and to the addresses set forth in Section 15 hereof for the giving of notices. Nothing contained herein shall affect the right of either Party to serve such processes, notices or other papers in any other manner permitted by applicable law.

15. NOTICE

15.1.	Delivery of Notice. Notices or other communications required to be given by either Party pursuant to this Contract shall be written in English and delivered in person or sent in letter form or by facsimile to the address of the other Party set forth below or to such other address as may from time to time be designated by the other Party through written notification to such Party. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

(a)	notices given by personal delivery shall be deemed effectively given on the date of personal delivery;

(b)	notices given in letter form shall be deemed effectively given on the tenth day after the date mailed (as indicated by the postmark) by registered airmail, postage prepaid, or the fourth day after delivery to an internationally recognized courier service; and

(c)	notices given by facsimile shall be deemed effectively given on the first business day following the date of transmission as indicated on the transmission confirmation slip of the document in question.

If to the Seller:

CEM International (Asia) Pty., Ltd.

Address: 63-65 Maffra Street, Coolaroo, Victoria 3048, Australia

Attention: Mr. Tony Say

Telephone: 61-3-9309-4822

Facsimile: 61-3-9309 0069

If to the Buyer:

Chart Asia, Inc.

Address: 14101 W. Southcross Drive, Ste. 300, Burnsville MN 55337, USA

Attention: Eric M. Rottier

Telephone: 1-952-882-5000

Facsimile: 1-952-882-5780

16. MISCELLANEOUS PROVISIONS

16.1.	Public Announcements and Releases. No Party shall make or cause to be made any public announcement or release concerning this Contract or the transactions contemplated hereby without the prior written consent of the other Party, except that the Buyer may make such filings under the rules and regulations of the PRC, the United States and Hong Kong, as may be required in connection with the transactions contemplated hereby.

16.2.	Entire Agreement. This Contract (including Appendices hereto) and other documents delivered hereunder represent the entire understanding and constitutes the whole agreement between the Parties with respect to the subject matter hereof and supersedes all previous agreements, understandings, statements or representations, either oral or in writing, between the Parties relating to the subject matter hereof.

16.3.	Appendices. The appendices attached hereto and other documents delivered pursuant hereto are hereby made part of this Contract as if set forth in full herein.

16.4.	Successors and Assigns. This Contract will be binding upon the Parties and their respective successors and assigns. Notwithstanding the immediately preceding sentence, the Seller may assign its rights (including its rights to receive payments of money) and delegate its duties under this Contract only upon the prior written consent of the Buyer. The Buyer may assign its rights and delegate its duties under this Contract to any of its subsidiaries or Affiliates.

16.5.	Waivers. No waiver of any provision of this Contract shall be effective unless set forth in a written instrument signed by the Party waiving such provision. No failure or delay by a Party in exercising any right, power or remedy under this Contract shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy hereunder preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by a Party or any breach by any other Party of any provision hereof shall be deemed to be a waiver of a subsequent breach of that or any other provision hereof.

16.6.	Amendments. This Contract may be amended, modified or supplemented only by a written instrument or instruments executed by each of the Parties.

16.7.	Provisions Severable. In the event any one or more of the provisions contained in this Contract should be held under any law or regulation to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

16.8.	Counterparts. This Contract (or any agreement that amends, modifies or supplements this Contract) may be executed in any number of counterparts and by the Parties in separate counterparts, including counterparts transmitted by telecopier or facsimile, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

16.9.	Communications. All correspondence, notices, communications and proceedings relating to this Contract shall be in English.

16.10.	Further Assurances. Each Party shall execute all such documents and do all such other things within its power as may be required to give full effect to the terms of this Contract or to vest in the other Party its full rights and entitlements hereunder.

16.11.	Language. This Contract is executed in Chinese and English in six (6) counterparts in each language. If there are any conflicts between the Chinese version and the English version of this Contract, the English version shall prevail in all aspects.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, each of the Seller and the Buyer has caused this Contract to be executed as of the date first written above by its duly authorized representative.

Seller:		Buyer:

CEM International (Asia) Pty., Ltd.		Chart Asia, Inc.

By:	/s/ Ian E. Reynolds	By:	/s/ Eric M. Rottier
Name:	Ian E. Reynolds	Name:	Eric M. Rottier
Title:	Chairman	Title:	President